                                                                   Exhibit 99(b)

--------------------------------------------------------------------------------
STATE OF NORTH CAROLINA                         IN THE GENERAL COURT OF JUSTICE
                                                    SUPERIOR COURT DIVISION
MECKLENBURG COUNTY
--------------------------------------------------------------------------------

FIRST UNION CORPORATION,                  )
WACHOVIA CORPORATION,                     )
and FIRST UNION NATIONAL BANK,            )
                                          )
            Plaintiffs                    )
                                          )
          v.                              )
                                          )
SUNTRUST BANKS, INC.,                     )
                                          )
            Defendant.                    )
                                          )
          v.                              )
                                          )
FIRST UNION CORPORATION, ET AL.,          )
                                          )
          Counterclaim Defendants,        )
                                          )              01-CVS-10075
LESLIE M. BAKER, JAMES S. BALLOUN,        )
PETER C. BROWNING, JOHN T. CASTEEN, III,  )
THOMAS K. HEARN, JR., GEORGE W.           )
HENDERSON, III, W. HAYNE HIPP, LLOYD      )
U. NOLAND, III, JOHN C. WHITAKER, JR.,    )
and DONA DAVIS YOUNG,                     )
                                          )
      Additional Counterclaim Defendants. )

--------------------------------------------------------------------------------
STATE OF NORTH CAROLINA                         IN THE GENERAL COURT OF JUSTICE
                                                    SUPERIOR COURT DIVISION
FORSYTH COUNTY
--------------------------------------------------------------------------------

IN RE WACHOVIA SHAREHOLDERS               )              Consolidated
   LITIGATION                             )      Civil Action No. 01-CVS-4486
                                          )



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STATE OF NORTH CAROLINA                         IN THE GENERAL COURT OF JUSTICE
                                                    SUPERIOR COURT DIVISION
COUNTY OF GUILFORD
--------------------------------------------------------------------------------

HARBOR FINANCE PARTNERS,                  )
derivatively on behalf of Wachovia        )
Corporation,                              )
                                          )
          Plaintiff,                      )
                                          )
     v.                                   )
                                          )
JAMES S. BALLOUN, PETER C.                )           01-CVS-8036
BROWNING, W. HAYNE HIPP,                  )
LLOYD U. NOLAND, III, DONA DAVIS          )
YOUNG, LESLIE M. BAKER,                   )
JR., THOMAS K. HEARN, JR.,                )
ELIZABETH VALK LONG,                      )
MORRIS W. OFFIT, JOHN C. WHITAKER,        )
JR., F.DUANE ACKERMAN, JOHN T.            )
CASTEEN, III,                             )
GEORGE W. HENDERSON, III, ROBERT A.       )
INGRAM, GEORGE R.                         )
LEWIS and FIRST UNION CORPORATION,        )
                                          )
          Defendants,                     )
                                          )
and WACHOVIA CORPORATION,                 )
                                          )
          Nominal Defendant.              )
                                          )



                               ORDER AND OPINION
                               -----------------

                                      I.

{1} THIS MATTER comes to the Court as a result of the proposed merger between First Union Corporation ("First Union") and Wachovia Corporation ("Wachovia"), and SunTrust Banks, Inc.'s ("SunTrust") resulting unsolicited bid for Wachovia. SunTrust and the shareholder plaintiffs in the consolidated cases (hereinafter collectively referred to as "SunTrust") request that this Court invalidate a non-termination provision in the merger agreement and enjoin consummation of the merger pending determination of the validity of provisions in an Option

   Agreement entered into in connection with the merger. All parties request declaratory judgment with respect to validity of the Option Agreement. For the reasons set forth below, the Court finds the non-termination provision invalid and unenforceable and declines to enter the injunctive relief requested.

          Robinson, Bradshaw & Hinson, P.A., by Russell M. Robinson, II, Martin
          L. Brackett, Jr., Robert W. Fuller, Louis A. Bledsoe, III, and Lawrence C. Moore; Sullivan & Cromwell by John L. Hardiman, Stephanie
          G. Wheeler and Kevin Puvalowski; First Union Corporation, by Francis Charles Clark; for plaintiffs and counterclaim defendants First Union Corporation and First Union National Bank.

          Bell, Davis & Pitt, P.A., by William K. Davis, Kevin G. Williams and Troy D. Cahill; Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., by James T. Williams, Jr. and Mack Sperling; for plaintiff, counterclaim defendant and nominal defendant Wachovia Corporation.

          Ellis & Winters, L.L.P., by Richard W. Ellis, Paul K. Sun, Jr., and Thomas D. Blue, Jr.; Skadden, Arps, Slate, Meagher & Flom, LLP, by Jay
          B. Kasner and Timothy A. Nelson; for defendant and counterclaim plaintiff Suntrust Banks, Inc.

          Wilson & Iseman, L.L.P., by Gray Wilson and Linda L. Helms; Abbey Gardy, LLP, by Arthur N. Abbey, Stephen T. Rodd, James N. Notis and Curt P. Beck; for Wachovia shareholder plaintiffs.

          Kilpatrick Stockton, L.L.P., by J. Robert Elster and Richard S. Gottlieb, for defendant Morris W. Offit.

          Donaldson & Black, P.A., by Arthur J. Donaldson; The Brualdi Law Firm, by Richard B. Brualdi; for plaintiff Harbor Finance Partners.

{2} This case requires the Court to determine the judicial tools North Carolina courts will apply in maintaining the appropriate balance between shareholder power and board authority in corporate mergers. The issues are both current and difficult. The appellate courts in North Carolina have not had the opportunity to address the issues directly. The approach to these issues adopted by the Delaware courts since 1985 is now under rigorous reexamination/1/ and the Delaware Supreme Court may have signaled a shift away from reliance on fiduciary duty standards in Quickturn Design Sys., Inc.
   v. Shapiro, 721 A.2d 1281 (Del. 1998) and other recent decisions./2/ The required determination is further complicated by the North Carolina Legislature's 1993 amendment to N.C.G.S. (S) 55-8-30./3/ For those reasons and because the Supreme Court will have a short period of time in which to review this order and determine these complex and significant issues, the Court will (a) place the issues in the context of our corporate structure, (b) highlight the critical function of standards of conduct and processes of review, (c) briefly survey the key Delaware decisions dealing with the issues and look at the current reexamination underway there and (e) offer a North Carolina-centered alternative. The Court will then apply that review process to the facts in this case and determine if injunctive relief is warranted.

{3}  In the context of this case the issues are presented as follows:

          (1) What review process will be used by North Carolina courts to determine the validity of deal protection measures in stock for stock mergers?

          (2) Did the directors of Wachovia breach their fiduciary duty when they approved the merger agreement with First Union which contained:

               (a) a non-termination provision which will keep the merger agreement in place until January 2002, even if it is rejected by the Wachovia shareholders at the scheduled August 3, 2001 shareholder meeting, and

               (b) an option agreement which has effectively resulted in a $780 million breakup fee?


                                      II.

                                      A.

{4} At the outset, it is important to put the issues in this case in their larger context. Corporations exist to create value. In purely economic terms, if they do not do that, they cease to exist./4/ Corporations can create different kinds of value. Value can come in the form of an increase in the price per share of the owner's stock. It may be derived from the creation of jobs in or the contributions a company makes to a community. It may result from cheaper and better products and services. Value may be derived from the individual employee or entrepreneur's fulfillment of some personal goal through association with the corporation. The enhancement of one value may adversely affect another value. The value we expect corporations to create thus determines in some measure what we think corporations are and how we want them to be governed. William T. Allen, former Chancellor of the Delaware Chancery Court, identified and described this conflict in Our Schizophrenic Conception of the Business Corporation, 14 Cardozo L. Rev. 261, 2643-65
   (1992)./5/ He said:

          Two inconsistent conceptions have dominated our thinking about corporations since the evolution of the large integrated business corporation in the late nineteenth century. Each conception could claim dominance for a particular period, or among one group or another, but neither has so commanded agreement as to exclude the other from the discourses of law or the thinking of business people.

          In the first conception, the corporation is seen as the private property of its stockholder-owners. The corporation's purpose is to advance the purposes of these owners (predominantly to increase their wealth) and the function of directors, as agents of the owners, is faithfully to advance the financial interests of the owners. I call this the property conception of the corporation, because it sees the corporation as the property of its stockholders. This model might almost as easily be called a contract model, because in its most radical form, the corporation tends to disappear, transformed from a substantial institution into just a relatively stable corner of the market in which autonomous property owners freely contract.

          The second conception sees the corporation not as the private property of stockholders, but as a social institution. According to this view, the corporation is not strictly private; it is tinged with a public purpose. The corporation comes into being and continues as a legal entity only with governmental concurrence. The legal institutions of government grant a corporation its judicial personality, its characteristic limited liability, and its perpetual life. This conception sees this public facilitation as justified by the state's interest in promoting the general welfare. Thus, corporate purpose can be seen as including the advancement of the general welfare. The board of directors' duties extend beyond insuring investors a fair return, to include a duty of loyalty, in some sense, to all those interested in or affected by the corporation. This view could be labeled in a variety of ways: the managerialist conception, the institutionalist conception, or the social entity conception. All would be descriptive, since the corporation is seen as distinct from each of the individuals that happens to fill the social roles that its internal rules and culture define. The corporation itself is, in this view, capable of bearing legal and moral obligations. To law and economics scholars, who have been so influential in academic corporate law, this model is barely coherent and dangerously wrong.

{5} New value, however we define it, is created by change. Risk is the shadow of change, ever present wherever change occurs. The presence of risk creates tensions within the structure where that change is occurring. How those risks and the tensions they create are managed in the corporate system is the work of corporate governance. Corporate law should help promote or enhance the creation of corporate value.

{6} Essentially three competing systems for creating corporate value have emerged in today's world economy. Each approaches four key tasks differently. The first task is to decide what values corporations should create and how those values are ranked./6/ The second task is to determine how available financial capital will be combined and used. The third task is to determine how human capital will be combined and used./7/ Finally, the proper combination or relationship of financial capital and human capital must be found. All four must be harmonized for the corporate system to function smoothly.

{7} How those tasks are accomplished and how the resulting governance systems are structured depends on certain basic characteristics or fundamental beliefs of the societies in which they operate. There are at least six basic American characteristics that find reflection in our corporate system. First, we are leery of concentrations of power. We like power, ownership and wealth dispersed or distributed./8/ Second, we are firmly committed to individual liberty and the worth of the individual. Third, we are a nation of risk takers; we encourage and reward them. Fourth, we love competition and believe that the real value of anything, be it a product, idea or action, is best determined in the marketplace. Fifth, we value fairness and try to keep the playing field for that competition level. Sixth, we prefer a system of checks and balances to protect the other five values.

{8} The three competing global systems are exemplified by: (1) the Japanese system based upon its kieretsu, (2) the European system based upon its strong ownership and direction by financial institutions and state-controlled companies and (3) the American system based upon accumulation of capital from a diverse ownership base, including individual investors. This dispersed ownership base has little direct control over those who manage their property./9/ The managers are encouraged to be risk takers. To date, the American system has arguably outperformed the other two./10/

{9} Each of these three systems must constantly adapt to change. That change is usually generated from one of three sources/11/ -- technology, politics, or capital market structure. The clearest example of the variable pressure created by capital market structures is the rise and fall of junk bond financing in the 1980's and the resulting problems created for corporate governance, which will be more fully discussed below. The mid to latter part of the 1990's saw a technological revolution and the creation of a new currency in the form of extraordinary share prices creating different problems and pressures on the governance system. It is not surprising that the number of hostile takeover attempts, which diminished after the collapse of the junk bond market, returned to 1980's levels in the late 1990's. An example of political change relevant to this case would be the amendments to the Glass-Stegall Act, which opened the door to significant changes in the ownership of financial institutions. Technology is also having a dramatic impact on the operation of banks today. The landscape of the banking industry is thus being buffeted by all three winds of change at the same time.

{10} Each system of corporate governance has its own method of absorbing the pressures created by these changes. Those methods are dictated by the structure of the corporate system.

                                      B.

{11} The structure of the American system dictates that two competing requirements be harmonized when change occurs: fundamental shareholder rights and director independence./12/ Each is discussed below. Harmonization is sometimes difficult because of the wide gulf between our diverse base of ownership and the directors from whom we demand high levels of risk-taking. Our corporate law provides the means to accomplish that harmonization or balance.

                                      1.

{12}  Within the corporate structure, shareholder/owners require certain basic rights without which they will not contribute their capital to the enterprise. The shareholder must have the rights to vote, sell and sue./13/ The most famous defense of shareholder rights is found in Blasius Indus. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988), in which Chancellor Allen stated:
   "The shareholder franchise is the ideological underpinning upon which the legitimacy of directorial power rests.... It has, for a long time, been conventional to dismiss the shareholder vote as a vestige or ritual of little practical importance.... [W]hether the vote is seen functionally as an unimportant formalism, or as an important tool of discipline, it is clear that it is critical to the theory that legitimates the exercise of power by some (directors and officers) over vast aggregations of property that they do not own."/14/ Vice Chancellor Strine has noted that the Delaware courts have traditionally been willing to more closely scrutinize board decisions dealing with ownership issues, citing Loudon v. Archer-Daniels-Midland Co., 700 A.2d 135 (Del. 1997)./15/ "U.S. corporation law affords to stockholders three principal sources of protection of their interests: the stockholder's right to vote his or her stock, to sell stock, and the fiduciary duty of corporate officers and directors, all of which are principally enforced judicially through shareholder-initiated lawsuits."/16/

{13} In corporate governance, as in our system of government, the courts are uniquely positioned to preserve the rights to vote, sell and sue for those our system determines should possess those rights./17/

                                      2.

{14} Coexisting with shareholder requirements are certain requirements directors have if they are to function in the manner which fosters or promotes the best interests of the corporation and all of its constituents. /18/ Directors must have the freedom to take risks and the power to manage the business without undue interference from shareholders or the courts. That freedom is achieved by protection from liability for good faith errors in judgment and deference from the courts in business decisions. In today's environment where outside directors must serve on audit, compensation and other committees requiring substantial time commitments and legal exposure, potential directors must carefully weigh the decision to serve./19/ If corporate value is to be enhanced, the courts must not discourage qualified and capable people from serving as directors and taking risks.

{15} The variable sources of change described above often create conflict between shareholder requirements and director requirements. The tensions created by the conflicts between director and the shareholder requirements are elastic.

{16} Thus, the context in which balance of power issues must be determined looks something like the drawing below./20/

      Shareholder Rights                           Director Requirements
                                  [GRAPHICS]

{17} If the requirements of both shareholders and directors are not being met, i.e., the right tension maintained, our corporate governance system has failed. The success of the American legal system is due in some measure to the ability of the American court system to flexibly balance the rights of generally passive shareholders with the power allocated to directors to manage the business affairs of the corporation through all the changes that occur.

{18} Not coincidentally, the tension between shareholders and the interests of society described by Chancellor Allen in paragraph 4 above closely follows this same model.

{19} Often, the two become confused or intertwined. The clearest examples of that entwinement can be found in both the reaction of several states to the hostile takeover frenzy in the 1980's and the Delaware Supreme Court's decision in Revlon v. McAndrews & Forbes requiring directors in change of control situations to obtain the highest value reasonably available for shareholders./21/ For the shareholders, that holding could be interpreted as defining "corporate value" solely in terms of enhanced share value. Those who viewed the corporation as a social institution took action. Illinois, for example, adopted a statute that specifically authorized directors to consider the interests of corporate constituents other than shareholders when responding to a hostile takeover./22/ In doing so, Illinois statutorily adjusted the balance of power between shareholders and other corporate constituents by giving additional power to directors that Revlon had arguably taken away. It did so not to advance the power of directors, but to permit directors to assert the interests of other corporate constituents in the heat of the takeover battle. It did not eliminate shareholder rights; it arguably put a little more tension in the elasticity on the side of the directors so that they could consider "corporate value" as including values important to society. A fuller discussion of the action of the North Carolina Legislature in reaction to the developments in Delaware appears below./23/

{20} The American economic system has benefited greatly from the American corporate governance system's ability to maintain the balance and tensions between shareholders and directors, and shareholders and the other corporate constituents. Maintaining that balance has required flexibility because of the variable pressures that change with the economy, the creativity of entrepreneurs, innovations in technology, and capital markets and the predilections of politicians. The primary responsibility for designing and maintaining the American corporate governance system has been left to the states./24/ Most states, including North Carolina, have adopted very broad enabling statutes that provide corporations with the flexibility they need to operate. Those flexible statutes cannot provide guidelines ex ante for all the problems that can arise in the business context./25/ Accordingly, the primary tools to maintain the balance of power described above have been ex post decisions of courts applying either fiduciary duty concepts or statutory interpretations./26/ It has been the singular and outstanding contribution of the Delaware courts to thoughtfully craft the decisions and tools by which the state courts provide the necessary guidance and flexibility to keep the corporate governance system operating smoothly and in a way that promotes corporate value.

{21} It is necessary to understand the structure that underlies the complexities of corporate governance because the issues in this case revolve around the tools or levers that are available to maintain the correct balance between two principal requirements of the structure: shareholder rights and director power. It is equally important to understand that there must be flexibility in the corporate governance system to maintain that balance when changes pressure the corporate structure. In this case, the tools that help maintain that balance are standards of conduct and standards of review. Together with the allocation of the burden of proof, they guide the review process by which the ex post court decisions are formulated. An understanding of each is important to the decision in this case.

                                      C.

{22} Professor Eisenberg has succinctly described the difference between standards of conduct and standards of review and their divergence in corporate governance:

          A standard of conduct states how an actor should conduct a given activity or play a given role. A standard of review states the test a court should apply when it reviews an actor's conduct to determine whether to impose liability or grant injunctive relief.

          In many or most areas of the law, these two kinds of standards tend to be conflated.

          The conflation of standards of conduct and standards of review is so common that it is easy to overlook the fact that whether the two kinds of standards are or should be identical in any given area is a matter of prudential judgment. Perhaps standards of conduct and standards of review in corporate law would always be identical in a world in which information was perfect, the risk of liability for assuming a given corporate role was always commensurate with the incentives for assuming the role, and institutional considerations never required deference to a corporate organ. In the real world, however, these conditions seldom hold, and the standards of review in corporate law pervasively diverge from the standards of conduct. A byproduct of this divergence has been the development of a great number of standards of review in this area. In the past, the major standards of review have included good faith, business judgment, prudence, negligence, gross negligence, waste, and fairness. An important new development has been the emergence of intermediate standards of review./27/

{23} There are two main reasons why standards of review and standards of conduct have diverged in corporate law: fairness and efficiency./28/ Both are related to needs of the corporate structure. The corporate structure requires competent directors willing to serve. In order to attract competent directors it is only fair that we judge their conduct according to the circumstances in which they must make decisions. Those circumstances include the fact that they often have to act without full information. They do not have control over the business environment that can affect the decisions they make. The business environment is constantly changing and courts, not as knowledgeable as businesswomen when it comes to operational business decisions, thus should defer to their business judgment. While we want to set high aspirational goals (standards of conduct) for directors, it is fundamentally fair to review their conduct on a less demanding level because of the circumstances in which they are called upon to act.

{24} The efficiency argument relates to creation of corporate value or wealth.
  In order for the corporation to increase in value and thereby increase the wealth of its owners, it must take risks. If we discourage the directors who must make those risk decisions from being bold and creative by imposing a standard of review that is too onerous and creates too great a possibility of unacceptable liability, we defeat one of the very purposes for which corporations exist. Just as we limit the liability of those who contribute their financial capital to the enterprise, we must limit the liability of those who contribute their human capital (knowledge and judgment) in order to promote creation of value or wealth./29/ Accordingly, where fairness and structural requirements dictate, standards of review have diverged from standards of conduct in corporate law. Significantly, when that divergence is permitted, the law recognizes that some legal duties may go unenforced.

{25} Former Chancellor Allen has described the business judgment rule this way:
  "Closer to a description of the `rule' that courts enforce, in the absence of a director conflict of interest, would be as follows: in the absence of a conflicting financial interest, a director will be liable for corporate losses caused by board action he authorizes, only if he has authorized such action without at that time having a good faith belief that, in the circumstances present, he has satisfied his obligation to be reasonably informed."/30/

{26} Where fairness and structural requirements have not supported the need for standards of review to diverge from standards of conduct in corporate law, the two have tended to conflate. For example, where courts have applied a duty of loyalty as opposed to a duty of care, the standard of review has been more closely aligned with the duty standard. Directors in self-interested transactions are required to establish that the transaction was entirely fair to the corporation. The reasons are clear. In cases in which a director engages in a transaction with the corporation in which she has a personal interest, it is fair to apply a stricter standard of review. The director has more complete information since she is a party to the transaction and she has some control over it. It is fair to ask the director to simply prove that the manner in which the transaction in question is conducted is no different from the manner in which the same transaction would be conducted between the corporation and a third party on the open market. The question is not whether the decision was good or bad, only if it was the same as an open market transaction. That does not require the same kind of judicial expertise and does not call for the institutional deference that duty of care questions require. There is no structural incentive to reduce the director's potential liability and there exists an incentive to require directors to be particularly careful when they engage in self-interested transactions with the corporation. In a self-interested transaction, the director is acting both on her own behalf and as the economic agent of the owner/shareholder.

{27} In summary then, standards of review in corporate law diverge from standards of conduct when fairness and structural requirements dictate that such a divergence will promote corporate value or wealth creation. Where fairness and structural requirements do not support a divergence between the standard of review and the standard of conduct and thus do not promote corporate value, the two standards are more closely aligned or conflated. When conflation is present, legal duties are less likely to go unenforced.

{28} Prior to the 1980's, when courts decided whether to apply a duty of loyalty to a particular fiduciary action, they were actually selecting a situation-specific process for reviewing that fiduciary action. If the duty of loyalty was applied, the review process included placing the burden on the fiduciary to justify the action on a market-specific basis. The fiduciary had to prove her action did not diminish corporate value. Application of the loyalty standard of conduct with its entire fairness standard of review protected corporate value by prohibiting fiduciaries from taking unfair advantage of their position to transact business with the corporation at less than fair market value.

{29} If the duty of loyalty standard of conduct was not applied or a duty of care standard of conduct was applied,/31/ the review process placed the burden of proof on the party challenging the fiduciary action. The fiduciary received the benefit of the business judgment rule with its divergent and less demanding standard of review. The less demanding standard of review process was selected because under the circumstances it best promoted corporate value by preventing judicial review under circumstances where that judicial review would deter director risk-taking. It reduced director risk of liability. A combination of the standard of review and placement of burden of proof can have a significant impact on final determination of an issue.

{30} Standards of review serve other functions. They can serve as guideposts to alert businessmen to conduct that would trigger judicial intervention. They also serve as self-imposed restraints, limiting judicial intervention in the corporate process to those situations in which intervention can promote corporate value.

{31} As will be more fully discussed herein, the corporate landscape was dramatically altered in the 1980's, resulting in the search for new judicial review processes that would best promote corporate value under the circumstances then existing. The Delaware courts and the legislatures of other states did not always agree on their definition of "corporate value" or their concept of the corporation. That disagreement can lead to a difference in approach to the review process.

                                      D.

{32} The Court next turns to the application of these tools by the Delaware courts in hostile takeover cases, not because Delaware law applies in this case, but because much can be learned from the Delaware experience and the reevaluation being conducted there. It is also true that the North Carolina courts have frequently looked to Delaware for guidance because of the special expertise and body of case law developed in the Delaware Chancery Court and the Delaware Supreme Court.

{33} Prior to the 1980's, the corporate landscape was fairly tame, and ownership disputes generally resulted from internal disagreements. For example, in Schnell v. Chris-Craft Industries, Inc., 285 A.2d 437 (Del. 1971), the court acted to enjoin the conduct of corporate management that attempted to perpetuate themselves in office and obstruct shareholder rights to engage in a proxy contest.

{34} The advent of the hostile takeover era and its pressures on the structure of corporate governance required a new approach to the judicial review process because the situation in which owners and directors were placed had been dramatically altered./32/ Often the identity of owners would change rapidly. If not the identity, certainly the interests of older owners shifted when the prospect arose of getting more for their property than it was worth. Directors' duties could shift overnight from (a) enhancing shareholder value to either (b) protecting shareholder value or (c) obtaining payment of maximum value for the shareholders. Even more difficult, directors could face all three challenges at once.

{35} In the 1980's the creation of junk bonds and the deregulation of the savings and loan industry combined to change the capital market. The new currency of junk bonds financed corporate raiders and white knights and fueled the use of arbitrage in takeover situations. The growth of institutional investors served to consolidate the ownership base. The circumstances in which directors were required to exercise their fiduciary duties changed dramatically and almost overnight. The prospect of fast short-term profits caused shareholders to become increasingly attentive to their rights to vote and sell their shares. Owners changed from passive investors to aggressive short-term profit maximizers. Owners are always more willing to sell when purchasers are willing to pay more for their property than owners think it is worth. While the inherent value of companies had not changed, the prices purchasers were willing to pay for them had. In short, the market for companies changed dramatically and caused shareholders to become less passive.

{36} Managers were threatened and had every incentive to adopt measures that would entrench them in their positions. The long-term view of shareholder value and long term management policies seemed to lose importance. Well-conceived corporate strategy was threatened by the debt load and sale of assets required to sustain junk bond financing. Whole communities were threatened with plant closures and corporate relocations. Directors who were nominated by management and were often prominent members of the communities where their corporations were located were torn in many different directions. They faced the prospect of the loss of their positions as well as the possibility of irreparable damage to the companies they helped govern and the loyal employees to whom they felt an allegiance. They also faced suits from shareholders.

{37} Thus, this rapid and significant change in circumstances caused pressure from both shareholders and directors to intensify./33/ It fell to the Delaware courts to maintain the proper balance in corporate governance in the midst of this turmoil. It was not an easy job given the short time constraints in which many decisions were made.

                                       E.

{38} The Delaware decisions reviewing director decisions in the new world of hostile takeovers are best analyzed from several perspectives. First, the task that the court was performing is important. Whether it was ruling on injunctive relief or determining liability damages is significant. These cases should also be viewed in time in relation to amendments to the Delaware statutes further limiting the monetary liability of directors charged with breach of the duty of care./34/ Second, the task that the directors were performing is important. These tasks can be separated into four general categories: (A) self-interested transactions, (B) non-ownership or enterprise transactions/35/ not involving self-interest, (C) cases in which the directors were choosing between alternatives which involved determinations of corporate value or ownership but not payment for sale of control, and (D) cases in which the directors were obtaining payment for the premium associated with the sale of control. Third, consideration should be given to the circumstances under which the directors were acting: were they in a proactive or reactive mode? Fourth, was there a fair market test of corporate value conducted in connection with the action or a fair shareholder vote involved? Finally, each decision might be viewed in terms of the hypothesis offered by former

  Chancellor Allen:

     In those cases [takeover cases], too, I would offer - but not explore here -the hypothesis that the gist of the motivation for the decision is a judicial interpretation of the motivation of the directors. That is, where the court interprets the facts as indicating that the board is trying to favor one deal over the other for reasons that are inexplicable except on the ground of personal interest or favor (e.g., QVC), it will be inclined to intervene, but where discrimination appears to be a good faith business judgment the court will respect it./36/

{39} Before beginning the analysis, it would be helpful to set a baseline of the standards of review and standards of conduct employed by the Delaware Courts prior to the takeover era.

{40} In category A cases involving self-interest, the courts employed the loyalty standard of conduct and the entire fairness standard of review and placed the burden of persuasion on the fiduciary engaging in the self-interested transaction.

{41} In category B cases, the court applied the business judgment rule to decisions of directors. That meant that the standard of conduct was negligence, and the standard of review was gross negligence. The complaining shareholder had the burden of persuasion on gross negligence and had to prove causation and actual damages to recover in a liability case. If the director was attentive to her duties (informed) and the action taken was rational, the courts did not intervene.

                                       F.

                                       1.

{42} The first departure from this base line occurred in Smith v. Van
  Gorkom./37/ It was the beginning of an effort to find a new review process for the problems created by hostile takeovers. It was also the first time that the language of the old cases was used in a confusing way to achieve a new result.

{43} In Smith v. Van Gorkom, the court was asked to rescind a cash-out merger approved by outside directors that offered shareholders a 50 percent premium over the market price. The Chancery Court found that the board did not act "recklessly or improvidently" because the board appeared to review the proposal three times, the market premium in the bid price seemed adequate, and the business acumen of the collective board members was high./38/ The Delaware Supreme Court reversed finding that the directors relied too heavily on the advice of the CEO, failed to conduct a "market test" to ascertain the value of the company, did not adequately negotiate the "no shop" provision in a way that would allow the board a means to terminate the agreement, and failed to adequately inform the shareholders./39/ While the higher court evoked a gross negligence standard in its opinion, the standard under which the board was actually judged appeared to be ordinary negligence. In response to the negative reaction in the directors and officers insurance industry to the Van Gorkom opinion, and Van Gorkom's perceived detrimental impact on director risk taking, in 1986 Delaware amended its corporate laws to add Del. Code Ann. Tit. 8, (S) 102(b)(7). That Delaware statute allows shareholders to adopt certificate of incorporation or charter provisions limiting the monetary liability of directors for certain breaches of fiduciary duties./40/

{44} The first seminal case to follow Smith v. Van Gorkom was Unocal Corp. v.
  Mesa Petroleum Co., 493 A.2d 946 (Del. 1985). Unocal involved the reasonableness of a target company board's defensive measures. Under the Unocal standard, later added to by Unitrin,/41/ where a target board adopts defensive measures in an effort to thwart a perceived threat, the target board has the burden of proving 1) that the board reasonably perceived a threat to corporate effectiveness and policy and 2) the defensive measure was reasonable in response to the threat./42/ Unitrin expanded on this two-step process by adding the condition that a defensive measure that is outside the normal range of defensive measures or that is "draconian" will not be considered proportionate to the perceived threat and will fail the second prong of the Unocal test./43/ A draconian measure was one that was preclusive or coercive.

{45} If the court finds that the board was reasonable in its perception of a threat and that the defensive measure taken was proportionate to the threat, the court will then subject the board actions to the traditional business judgment rule./44/ Thus, the Unocal/Unitrin standard added another layer to, but did not preempt application of, the standard business judgment rule. It also created the situation where directors were, in effect, obligated to show that the shareholder plaintiff could not prevail on the merits, a reversal of the normal rule.

{46} Following Unocal, the Delaware Supreme Court premiered yet another standard with which to judge the duty of care owed to shareholders. This standard applied when a company engaged in a transaction that involved a sale of control, the break-up of the company or a response to an offer with a break-up of the company./45/ In Revlon v. MacAndrews & Forbes, in response to a hostile offer from Pantry Pride, the Revlon directors adopted a number of defensive measures./46/ Undeterred, Pantry Pride continued its pursuit of the company./47/ Subsequently, the Revlon directors entered into an agreement with another potential buyer that included a number of deal protection devices prohibiting Pantry Pride from acquiring the company./48/ The Court rejected application of the Unocal/Unitrin doctrine because "the duty of the board . . . changed from the preservation of Revlon as a corporate entity to the maximization of the company's value at a sale for the stockholders' benefit . . . . The whole question of defensive measures was moot. The directors' role changed from defenders of the corporate bastion to auctioneers charged with getting the best price from the stockholders at a sale of the company."/49/ Thus, Revlon became the standard under which to evaluate transactions that changed the control of a corporation.

{47} Following Revlon, another standard in relation to fiduciary duties emerged that is triggered when a board acts "for the primary purpose of thwarting a shareholder vote."/50/ In Blasius Indus. v. Atlas Corp., the directors, in an attempt to prevent a majority shareholder from instituting an unwise business strategy, amended the bylaws to expand the size of the board./51/ The majority shareholder intended to implement his plan by taking control of the board./52/ As a result of the bylaw amendment, even if the shareholders voted to refill the vacancies on the board, the replacements would not have control of the board; the shareholder vote would be ineffectual./53/ The court found that the directors acted in good faith and in the best interests of the company./54/ However, the court struck down the board's actions and refused to apply the business judgment rule because the board's amendment interfered with one of the "two [shareholder] protections against perceived inadequate business performance": shareholders may sell their stock or replace an incumbent board./55/ Thus, director actions that impeded a shareholder's right to vote impermissibly shifted the allocation of authority between directors and shareholders./56/ The court ruled that if a board acts for the "sole purpose of thwarting a shareholder vote," the business judgment rule does not apply, and the board must prove it had a "compelling justification for such action."/57/

{48} Thus, from 1985 to 1988 the Delaware courts had added bite to the fiduciary duty of care; they imposed a de facto negligence standard on director business decisions, applied a reasonableness/proportionality standard for board taken defensive actions, imposed a maximization of shareholder wealth standard to transactions involving changes in control, and applied a compelling justification test to director actions that usurped shareholder votes.

[49} Another seminal case, Paramount Communications, Inc. v. Time, Inc., provided an opportunity for the Delaware courts to differentiate between a board transaction that contemplated a sale of control and a transaction that perpetuated the interests of the corporation in a merger transaction./58/ In Time, the board of directors entered into a merger agreement with Warner Communications./59/ Following this announcement Paramount made a bid for Time./60/ In response to Paramount's bid, Time and Warner amended the merger agreement to remove the optional requirement of a shareholder vote so as not to be required to entertain the Paramount bid./61/ The merger agreement also included a number of deal protection devices./62/ The Chancery Court denied the preliminary injunction and refused to apply Revlon. The Delaware Supreme Court characterized the question posed to the Chancery Court as deciding "under what circumstances must a board of directors abandon an in-place plan of corporate development in order to provide its shareholders with the option to elect and realize an immediate control premium."/63/ The Delaware Supreme Court answered the question as follows:

          Under Delaware law there are, generally speaking and without excluding other possibilities, two circumstances which may implicate Revlon duties. The first, and clearer one, is when a corporation initiates an active bidding process seeking to sell itself or to effect a business reorganization involving a clear break-up of the company . . . .
          However, Revlon duties may also be triggered where, in response to a bidder's offer, a target abandons its long-term strategy and seeks an alternative transaction also involving the breakup of the company. Thus, in Revlon, when the board responded to Pantry Pride's offer by contemplating a "bust-up" sale of assets in a leveraged acquisition, we imposed upon the board a duty to maximize immediate shareholder value and an obligation to auction the company fairly. If, however, the board's reaction to a hostile tender offer is found to constitute only a defensive response and not an abandonment of the corporation's continued existence, Revlon duties are not triggered, though Unocal duties attach./64/ [citations omitted]

  Thus, the court in Paramount v. Time gave business judgment deference to the board's decision placing the continuing interest of the corporation over the interest of the shareholders in voting for receipt of an immediate premium, and placed deal protection measures, like defensive measures, under the Unitrin/Unocal doctrine.

{50}  Eight years after Smith v. Van Gorkom, in Cede & Co. v. Technicolor, Inc.,
  634 A.2d 345 (Del. 1993), the Delaware Supreme Court reasserted its negligence standard under the gross negligence rubric but added yet another twist to the business judgment rule. In Cede, dissenting shareholders challenged a second stage merger and requested share appraisal./65/ Plaintiffs alleged both a breach of loyalty and care. The lower Chancery Court found no breach of loyalty but did find breach of care./66/ However, no liability was imposed on the directors because plaintiffs failed to allege injury./67/


{51} The Supreme Court reversed the Chancery Court's ruling that plaintiff was required to "establish injury from a proven claim of board lack of due care to rebut the rule for breach of the duty of care."/68/ Then, citing Weinberger v. UOP, the court, after finding the directors breached their duty of care, applied the "entire fairness test" to the directors' actions. The "entire fairness test" had only previously been applied in breach of the duty of loyalty cases./69/ Thus, the "gross negligence" standard of the business judgment rule evolved into a standard wherein the directors, if found in breach of their duty of care, must prove that the proposed transaction was entirely fair as to both process and price. Thus, directors in interested (duty of loyalty) and non-interested (duty of care) transactions were subject to the same enhanced judicial scrutiny.

{52} In 1994, the Delaware Supreme Court purported to clarify Revlon and Time with Paramount Communications v. QVC Network./70/ In QVC the directors entered into a stock for stock merger transaction with Viacom that would result in a change in control since Viacom was controlled by a majority shareholder./71/ The merger agreement contained a no-shop provision, a termination fee and a stock option agreement./72/ Citing Time, Paramount and Viacom argued that this stock for stock merger did not implicate Revlon duties. The QVC court distinguished Time by emphasizing that Time's merger agreement, unlike the Paramount-Viacom merger, would not result in placing the stock in the hands of a majority shareholder./73/ Thus, this situation required the directors to inform "themselves of all material information reasonably available . . . and decide which alternative is most likely to offer the best value reasonably available to the stockholders."/74/ In pursuit of this goal, "the directors were not limited to considering only the amount of cash involved," nor were the directors "required to ignore totally its view of the future value of a strategic alliance."/75/ The court applied the "enhanced scrutiny" of Revlon, which consisted of:

          (a) a judicial determination regarding the adequacy of the decision making process employed by the directors, including the information on which the directors based their decision; and (b) a judicial examination of the reasonableness of the directors' action in light of the circumstances then existing. The directors have the burden of proving that they were adequately informed and acted reasonably./76/

  The court stated that, despite Paramount's arguments otherwise, a "break-up" of the company was not required by the court's ruling in Paramount Communications, Inc. v. Time./77/

{53} The Paramount court also considered the contractual rights and obligations of the merger partners. In evaluating the board's fiduciary duty, the court struck down the argument by the merger partners that Paramount was precluded by the contractual provisions of the merger agreement from negotiating with QVC./78/ The court stated,

          [s]uch provisions, whether or not they are presumptively valid in the abstract, may not validly define or limit the directors' fiduciary duties under Delaware law or prevent the Paramount directors from carrying out their fiduciary duties under Delaware law. . . . The Paramount directors could not contract away their fiduciary obligations. Since the No-Shop Provision was invalid, Viacom never had any vested contract rights in the provision./79/

  Thus, the court made clear that a board's fiduciary obligations supercede their right to enter into contracts on behalf of the corporation.

{54} The Chancery Court looked at contract rights from a different perspective in Ace Ltd v. Capital Re Corp., 747 A.2d 95 (1999). In Ace, the merger agreement contained a "no-shop" and "fiduciary out" provision that prevented Capital Re from considering other offers unless it received written advice from counsel. That written advice must indicate that the other offer was of such superiority that to not consider it would be a breach of fiduciary duties./80/ Subsequently,

  Capital Re did receive a superior offer and rescinded the merger agreement./81/ However, it had not received the written advice from counsel as ostensibly required by the agreement./82/ Ace requested that the court enjoin Capital Re from terminating the merger agreement./83/ The court refused, stating:

       Though the Board must `base' its judgment on the `written advice' of outside counsel, the language of the contract does not preclude the board from concluding, even if outside counsel equivocates . . . as to whether such negotiations are fiduciarily mandated./84/


{55} The court went further by stating that Ace's interpretation of the provision would likely be found invalid since it interfered with the board's exercise of its fiduciary duties./85/ The court applied a four-part test to determine if Ace's contractual rights should outweigh the board's obligations to the shareholders. The test is:

       (1) whether the acquiror knew, or should have known, of the target board's breach of fiduciary duty; (2) whether the . . . transaction remains pending or is already consummated at the time judicial intervention is sought;
       (3) whether the board's violation of fiduciary duty relates to policy concerns that are especially significant; and (4) whether the acquiror's reliance interest under the challenged agreement merits protection in the event the court were to declare the agreement unenforceable./86/

  In this situation the court found that protecting the shareholders from the board's breach of fiduciary duties outweighed or invalidated the contractual rights of Ace./87/

{56} Despite the abundance of standards with which to evaluate fiduciary duties available in Delaware law in 1997, the Delaware Supreme Court completely dodged the business judgment rule and its offshoots in Brazen v. Bell Atlantic Corp., 695 A.2d 43 (1997). In Brazen, the merger agreement contained a termination fee provision that would be triggered by an acquisition proposal of Bell Atlantic during a specified period of time./88/ The agreement stated that the 550 million dollar fee would "constitute liquidated damages and not a penalty."/89/ Plaintiff requested an preliminary injunction alleging that the termination fee was "an unconsciously high termination or 'lockup' fee employed 'to restrict and impair the exercise of the fiduciary duty. . . and coerce the shareholders' to approve the merger."/90/ The Chancery Court evaluated the termination provision under the business judgment rule./91/ However, the Delaware Supreme Court stated that the provision should have been analyzed under the "test accepted by Delaware courts for analyzing the validity of liquidated damages provisions."/92/ The sole basis for the court's treatment of the provision as liquidated damages was based on the express "liquidated damages" language in the merger agreement.

{57} Two years later, the Delaware Chancery Court case, Phelps Dodge Corp. v.
  Cyprus Amax Minerals Co., raised the question of the appropriateness of a preliminary injunction in the context of a pending shareholder vote./93/ In Phelps Dodge a merger agreement between Cyprus and ASARCO contained a no-talk provision and a 6.3% termination fee./94/ The court said the "no-talk" provision "was the legal equivalent of legal blindness, a blindness that may constitute a breach of the board's duty of care; that is, the duty to be informed of all material information reasonably available."/95/ Despite finding that the board likely breached its fiduciary duties and that plaintiffs would likely prevail at trial, the court refused to enjoin the merger because it could not find irreparable harm. The court stated:


        Phelps' contention that it will walk away after a merger is consummated between Cyprus and Asarco is a self-inflicted harm. This Court cannot and, in my judgment, should not save one from oneself.

        I also need not rescue the shareholders from losing out on a premium bid, as they can simply vote down the Cyprus/Asacro transaction which is scheduled to be voted on this Thursday. When such self-help measures are clearly available and when the arsenals of all parties have been unleashed so as to fully and completely educate the shareholders of their choices, it is not for this Court to ride to their rescue.

        And even if the Court were to invalidate the challenged provisions, it is not clear that such relief will benefit the shareholders voting on Thursday. Plenty of information, from all that I can tell, is already available in the marketplace./96/

  The Phelps Dodge opinion suggests that judicial interference may be unnecessary when relevant information is readily available and an unhindered shareholder vote would provide the appropriate remedy.

{58} Again, despite the abundance of standards available, in In re IXC
  Communications, Inc. Shareholders Litig., the court simply applied the business judgment rule to deal protection measures./97/ The merger agreement between the parties contained no-talk and stock option provisions and a $105 million termination fee./98/ The shareholders requested that the court enjoin the shareholder vote based, among other things, on the preclusive provisions of the agreement. After finding that the plaintiffs were unable to satisfy the burden of proof under the business judgment rule, the court stated that:

        I do not find it necessary to reach the question of whether this fee is unfair and unenforceable, since enhanced judicial scrutiny does not apply and entire fairness is not the standard of review. Neither the termination fee, the stock option agreements, nor the no-solicitation provisions are defensive mechanism instituted to respond to a perceived threat to a potential acquiror. In the absence of a showing of disloyalty or lack of care in agreeing to the termination fee, these provisions are reviewable as business judgments and are, thus, granted deference./99/

  Further, the court stated that:

        [w]here the plaintiffs fail to show that the IXC shareholders are either inadequately informed or are misinformed about either the terms of the merger or the process by which it came about and the vote will be a valid and independent exercise of the shareholders' franchise, without any specific preordained result which precludes them from rationally determining the fate of the proposed merger the Court of Chancery has no basis to intervene to frustrate the exercise of the shareholder franchise in law or equity./100/

  Thus, in IXC, deal protection devices in a merger agreement not followed by a hostile offer did not merit Unocal/Unitrin analysis.

{59} These cases demonstrate the difficulty faced by the Delaware courts during a period of rapid change and enormous pressure on the corporate governance system. Despite the inconsistencies and conflicts, the Delaware courts guided corporate law through a tremendous upheaval. While reevaluation out of the heat of battle is called for, it should not be with a critical but rather a constructive eye.

{60} Finally, the Court looks at the reevaluation of the use of standards of review underway in Delaware. If it had not begun before, that critical analysis was forecast by Chancellor Chandler in a presentation to the Tulane Corporate Law Institute in March of 2000. In that presentation he asked fellow panelists to consider the recent series of Delaware Chancery decisions in Phelps-Dodge, Ace and IXC, all of which involve challenges to so called no-talk and no-shop provisions in stock-for-stock merger deals. Can these decisions, and others we might consider, be understood as suggesting for the first time that the Revlon-Time dichotomy is not as credible a distinction as practitioners may have believed in recent years? Instead, might one posit the existence of a continuum that would perhaps more accurately describe the framework of judicial review than the Revlon-Time analytical dichotomy? Would this continuum reflect that fundamental or transformative business transactions, sometimes referred to as "ownership" issue transactions, receive more rigorous and skeptical judicial review than non-ownership or enterprise types of cases?

             Under this slightly different analytical paradigm, what if a court examined some business transactions with greater skepticism than others because of the importance of the transaction to the corporation's stockholders?

{61} A number of academics and judges have taken up the challenge thrown out by Chancellor Chandler./101/ The Delaware Supreme Court has not yet been presented with the right opportunity.

{62} The results of the ongoing reevaluation are not complete, but some conclusions can be drawn. The number of standards of review has become confusing and contributes to an inability of practitioners to advise their clients appropriately. The use of categories of transactions to which standards of review are applied has been perceived as outcome determinative. As a result, practitioners have focused too heavily on making their transactions fit within a category. /102/ The Delaware Supreme Court has erroneously blended the duty of care standard and the test of entire fairness creating confusion in the bar./103/ As a result, the original benefits of the circumstance specific application of the business judgment rule in duty of care cases and the application of the entire fairness test in duty of loyalty cases have been lost. Those standards of review need to be reevaluated and reapplied in a way that serves their original purpose, which was to acknowledge certain institutional requirements under particular circumstances. Fourth, the straight application of either the business judgment rule or the entire fairness test does not work to resolve the tensions between the conflicting requirements of shareholders and directors in transactions or board actions affecting the shareholders' right to sell or vote. The use of some other review process is required. Failure to provide a meaningful review process will remove a critical tool and much needed flexibility in resolving the inherent conflict between the internal requirements of our corporate system. Fifth, the intermediate standards adopted in Delaware are confusing and perhaps not internally consistent./104/ The focus on "entrenchment" may be part of the problem. The necessity for courts to evaluate "threats" and "proportional responses" starts to sound a lot like nondeferential judicial review of business decisions. A refocus on the relationship between shareholder rights and directors duties to make informed decisions in good faith would be more helpful. The current language in Delaware may not be reflective of what is actually happening there./105/ Circumstance-specific review procedures should not be abandoned. They provide needed flexibility./106/

{63} Ten lessons can be learned from the Delaware experience in designing review processes in corporate law.

        1. The review process should enhance corporate value and appropriately balance the competing interests in the corporate structure.

        2.  Review processes should be circumstance and task specific.

        3. Clarity in language is important. Confusion can result from appropriating language from standards of review and conduct from other circumstances and situations.

        4.  Simpler is better; fewer are preferable.

        5.  Director attention to process should be encouraged.

        6.  Fairness and efficiency must be considered.

        7. The nature of the legal duties at issue is important. As the importance of the legal duty increases, the narrower should be the gap between the standard of review and the standard of conduct.

        8. To the extent possible, the review process should extricate the courts from substituting their judgment for the business decisions of those with superior business knowledge.

        9.  The process should discourage frivolous lawsuits.

        10. Review processes should provide guideposts from which businesses and their advisors can discern when judicial intervention might occur./107/

{64} The Court has devoted an extensive portion of this opinion to the development of review procedures because they are so important. Like corporate legislation, judicial review procedures require thoughtful study. Chief Justice Veasey of the Delaware Supreme Court has said the relationship between courts and directors is the defining tension in our corporate governance system. /108/


                                     III.

{65} The Court now turns to a determination of the review process that should be applied in North Carolina. Our courts can benefit from the prudent policy analysis in the Delaware decisions that supports application of circumstance-specific review procedures while avoiding the categorical and linguistic quagmire which resulted there. The guidelines set forth above should be applied to the extent possible. The structural requirements of our corporate system must be met.

{66} Our system requires: (a) that directors have the power and authority to plan, develop, design, negotiate and contract for mergers and other acquisitions fundamental to the corporation's business strategy, (b) that shareholders have the right to vote on any such fundamental changes in corporate structure and (c) that their vote results in a free, uncoerced and informed valuation of the proposed corporate action. Exposing a transaction to valuation in the marketplace is the best test of its worth. When corporate law adopts a review process that insures that these structural requirements are met, it promotes corporate value.

{67} Trapped in the linguistic box of Delaware law, counsel for all the parties suggest resolution of the issues is this case in terms of standards of review employed in Delaware. First Union and Wachovia urge the court to adopt a business judgment approach while SunTrust and counsel for the shareholders promote the Unocal review process. Each side can point to decisions of the Chancery Court that support its position and strong policy arguments can be made for each. Vice Chancellor Strine has set those arguments out in great detail and more effectively than this court could in his article Categorical Confusion: Deal Protection Measures in Stock-for-Stock Merger Agreements./109/ He concludes his article with a suggestion that a judicial emphasis on uncoerced shareholder choice makes sense in trying to balance the competing pressures from shareholders and directors in the circumstance of stock-for-stock mergers:

           Although one can press the point too far, an approach that focuses on uncoerced stockholder choice does much to reconcile these values. How?

          For starters, this emphasis is faithful to a key theme of Time-Warner. Well-motivated directors ought to have the right to present a strategic merger to their stockholders and to give their merger partner substantial contractual protections to induce them to contract. Unlike in the Revlon context, the court will defer to director decisions to give a preferred merger partner bidding and timing advantages over later emerging rivals. This deference to directors, as a practical matter, may mean that the courts will give scant weight to whether deal protection measures are preclusive of other bids as a short-term matter. That is, if all the board is asking for is to go first and to require other bidders to await the outcome of an unfettered stockholder vote, it seems likely to get that opportunity.

          At the same time, this emphasis on stockholder choice recognizes that a stock-for-stock merger agreement is not an ordinary contract within the sole power of the directors to consummate. Stockholders have the right to vote yes or no without being, in essence, compelled or coerced. Stockholder can legitimately expect that their directors will bring a merger proposal to a reasonably prompt vote so that the mere passage of time does not leave the board's preferred deal as the only viable corporate strategy. Stockholders also have a right to a genuine, current recommendation from their directors regarding the advisability of the transaction.

          This judicial emphasis on stockholder choice makes sense. It gives boards the first bite at the apple and contractual tools to use to accomplish their preferred strategy. It enables the merger partners to receive contractual protections that limit their injuries if transactions do not go through. But it also ensures integrity by limiting the boards' ability to intrude on the stockholders' co-equal right to approve mergers.

          Of course, the judicial task of determining whether deal protection measures have deprived the stockholders of a fair chance to vote freely on a transaction has its own difficulties. Nonetheless, channeling the judicial inquiry in this way has the virtue of reinforcing the primacy of director and stockholder decision-making. It also provides a relatively elegant way of acknowledging the greater scope of director discretion that exists in the non-Revlon context, while also recognizing that the stockholder "ownership" interests that take primacy in the Revlon context also loom large when a corporate board presents a stock-for-stock merger agreement./110/

{68} The policy considerations supporting Vice Chancellor Strine's approach are compelling. That approach serves to balance the competing interests in a fair and efficient manner. It recognizes the importance of the legal duty to protect the shareholder right to vote and thus does not employ a standard of review that diverges from the standard of conduct. It narrows the gap where the legal rights are most important.

{69}  It also dovetails into what this court believes the North Carolina
  Legislature intended to do when it amended N.C.G.S. (S) 55-8-30(d). That amendment provided: "[t]he duties of a director weighing a change of control situation shall not be any different, nor the standard of care any higher, than otherwise provided in this section." [emphasis added]./111/ The amendment did not refer to a standard of review, and the legislature did not make any change in the shareholders' right to vote on a merger. The most reasonable interpretation of the Legislature's intent was that it intended to eliminate by statute the unidimensional requirement imposed on directors by Revlon. The impetus for the change is unclear. It is clear that the amendment evidenced a policy that obtaining the highest dollar value for the shareholders was not the sole criteria by which the courts could or should judge the conduct of directors in change of control situations. To the extent Revlon could be read to require a higher level of attentiveness from directors in change of control situations than in other situations, the amendment eliminated that requirement as well. It effectively eliminated the Category D cases referred to above and collapsed those cases into Category C. Like Illinois and other states, it rejected the pure property concept of corporate value so firmly held in Delaware and aligned itself with states which adopted the social entity concept of corporations./112/

{70} The 1993 amendment was directed to Revlon and its implications. At the time it was enacted, Unocal and its progeny had long been decided. Nothing in the amendment appears to be directed specifically to the Unocal standard of review. There is certainly nothing in the amendment which indicates that the legislature intended to diminish shareholders' voting rights. Thus, a review process that provides some deference to the directors' strategic decisions while vigorously preserving the shareholders' voting rights in connection with the transaction would fit neatly into North Carolina's policy position. What would such a review process look like?

          In reviewing deal protection measures in a stock for stock merger subject to shareholder approval, the Court will first review the transaction, including the adoption of deal protection measures, to determine if the directors have complied with their statutory duty of care under N.C.G.S. (S) 55-8-30. The burden is upon the shareholder challenging their actions to prove that a breach of duty has occurred. If no breach of duty is proven, the action of the directors is entitled to a strong presumption of reasonableness and validity, including noncoercion, and the court should not intervene unless the shareholder can rebut that presumption by clear and convincing evidence that the deal protection provisions were actionably coercive, or that the deal protection provisions prevented the directors from performing their statutory duties. If a breach of duty is established, the burden shifts to the directors to prove that their actions were reasonable and that it is in the best interests of the shareholders that they be permitted to vote on the transaction and, if at issue, that the deal protection measures were not actionably coercive and did not prevent the directors from performing their statutory duties.

          Where the court finds that the deal protection measures are coercive or require directors to breach their statutory duties, the Court must then weigh the harm to the shareholders in enjoining either the deal protection measures, the vote on the transaction or the merger if the transaction is approved against the harm resulting from not entering injunctive relief. That is a very case- and fact-specific determination.

{71} This review process applies to requests for injunctive relief invoking the equitable powers of the court. It is not intended to apply to liability determinations that are subject to other statutory provisions. As indicated elsewhere in this opinion, there are compelling reasons to apply different standards of review to liability determinations.

                         1. The Statutory Duty of Care

{72} This prong of the review process recognizes the intent of the legislature in amending the statute in 1993. Directors receive the benefit of court deference to business decisions that are made in good faith and on an informed basis. As long as the decision to include the deal protection measures in the merger transaction was informed and in good faith, it will not be disturbed by the courts absent proof by clear and convincing evidence of interference with shareholder voting rights or statutory duties. The directors' duties and standard of care applied to them are no different from any other situation.

{73} It defers to the board's business expertise and strategic decision prerogative. It provides the board with the opportunity to get its proposal before the shareholders in advance of any other offeror. It recognizes that a board may give significant and enforceable bidding advantages to its preferred merger partner and recognizes the contractual rights of that partner. The courts are not making ex post decisions, but reviewing the ex ante actions of directors. If those ex ante actions demonstrate that the board was attentive and negotiated the deal protections carefully, the court will not intervene in the voting process absent clear and convincing evidence of interference with shareholder rights./113/ Under this procedure the courts do no more than they normally do.

   But it is natural that the court will look for a record of deliberations commensurate with what is at stake. If lock-ups are extraordinary, did the board know about that? What was the reason for agreeing to them? Was the deal that good? How confident was the board that another more favorable transaction would not arise, including a substantial topping bid or a better strategic merger? Did the board negotiate as hard as possible to minimize the restrictions on its own flexibility?/114/

{74} In asking such questions, the court is only seeing that the directors did their job, not questioning their decision. The review is fair because this is not the usual situation where directors may not have full information. There are few corporate transactions as heavily advised as merger transactions. Directors get an abnormal dose of advice and advisors.

{75} The process permits the court to act in those situations where important shareholder rights are implicated. Where the directors have complied with their statutory duties, it requires clear and convincing evidence of interference with shareholder rights or abrogation of director duties. It is a high burden, but one which, when met, should not then be diminished by a standard of review which diverges from the standard of care or, in this case, the obligation of the board not to interfere with the shareholder franchise. It ensures the integrity and the maintenance of the proper balance in the system by limiting the board's ability to intrude on the stockholder's co-equal right to approve mergers. The focus is not the directors' performance as much as the shareholder's rights. It is a necessary means to protect against those situations where the directors acted in good faith, were informed, but perhaps got bad advice or were just mistaken. It recognizes the reality that some deal advisors might feel it their duty to their client to test the edges of the envelope. The requirement of clear and convincing evidence removes more of the opportunity for judicial error as does the strong presumption of noncoercion earned by compliance with the statutory duty of care. It rewards good process in board actions.

{76} The court has specifically omitted a preclusive prong of this test. Where a board has adopted a specific strategy and selected a merger partner, it has every incentive to see its business judgment in that regard carried out and to protect it from attack. Therefore, there may well exist situations where defensive measures adopted with statutory care are preclusive of interference by other parties, or have some preclusive effect, without necessarily being coercive of the shareholder vote. This is particularly true of short-term preclusive measures. The shareholder is voting on whether or not to approve the proposed merger. He is not electing between alternative transactions, and the board is not required to structure its merger to permit alternative transactions. This is not to say that there might not be situations in which the court could find that preclusive actions had an impermissible coercive effect. The focus on coercion rather than preclusion recognizes the board's authority to make strategic decisions while preserving the shareholder's free uncoerced vote on the proposal.

{77} The focus on coercion and the burden of clear and convincing evidence should help diminish the incidence of frivolous lawsuits and limit judicial interference in the process.

                             2. Coercive Measures

{78}  The Court next turns to a consideration of the definitions of coercive. As
   Vice Chancellor Strine indicated, this endeavor is not without difficulty./115/ A review of the Delaware decisions provides some linguistic help, but few specific answers. Like so many issues in corporate law, the rapidity with which circumstances change and the myriad of possibilities makes a precise definition impossible and undesirable. It is undeniable that deal protection devices are valid and legitimate tools.

          The accepted rationale for deal protection measures is to protect a beneficial business transaction from attack by an interloper and, where the primary purpose is unsuccessful, to compensate the unsuccessful party for lost economic and opportunity costs. There are several reasons why potential merger partners would desire the inclusion of deal protection measures. As an initial matter, no company wants to be a stalking horse. There is simply no benefit or utility to an acquiror simply to become the initial bidder, incur significant costs in terms of money and time, and then not be able to consummate the contemplated transaction. In addition to direct costs incurred in this process, there also may be indirect costs. Such indirect costs could include opportunity costs arising from focusing on the potential merger at hand and the costs and risks associated with the public announcement of the proposed merger. A public announcement of an extraordinary transaction could lead to a perception that the company has departed from its long-term corporate strategy and has put itself "in play." Such a perception obviously could significantly erode the leverage that the company may have in any future negotiations for an extraordinary transaction.

          Deal protection measures can aid the consummation of the negotiated transaction in several ways. First, the existence of such measures could discourage other potential business partners from coming forward with a proposal of their own. Second, assuming another party did come forward, such protective measures could make it more difficult procedurally for such bidder to pursue its alternative proposal. Third, these protective measures could also make it more difficult economically for a subsequent offer to succeed./116/

   Deal protection devices are more like chameleons than ducks: they change appearance depending upon the background against which they are viewed. They are particularly important since deal jumping is a common occurrence./117/

{79} Some guidelines are necessary. First, this is an ex post review. At issue is the validity of the market test represented by the shareholder vote. That determination must be made at the time the voting rights are to be exercised. The Court is not reviewing the decision of the board so much as the impact of the deal protection measures on the shareholder vote.

{80} Second, the Court must look at coercion from the viewpoint of the shareholder. The shareholders will make their decisions based upon their own economic interests.

{81} Third, some guidance can be gained from the language of prior decisions, but as Vice Chancellor Jacobs noted in Lieb v. Clark, 1987 Del. Ch. Lexis 442 at *12 (1987), labeling a measure as "coercive" is only the starting point for legal analysis.

          The relevant question is whether the transaction is wrongfully, i.e., actionably, coercive. As a general matter a tender offer is not actionably coercive unless the shareholders are being wrongfully induced to accept the offer unrelated to its merits." [citations omitted]

   Other cases use similar language. Justice Steele phrased the issue this way in IXC: Will the vote "be a valid and independent exercise of the shareholders' franchise, without any specific preordained result which precludes them from rationally determining the fate of the proposed merger?"/118/

{82} Vice Chancellor Strine used this test: "A defensive measure is preclusive when its operation precludes an acquisition of the company. A defensive measure is coercive when it operates to force management's preferred alternative upon the stockholders."/119/

{83} He also stated: "Initially, it seems to me clear that the primary thrust of the coercion prong of Unocal is to enable the court to vitiate measures that foist an alternative strategic transaction (e.g., a repurchase program or merger) on stockholders that prevents them from taking advantage of another acquisition offer."/120/

{84} In Brazen, the court spoke of "structurally or situationally coercive factors."/121/ In Williams v. Geier, 671 A.2d 1368, 1382-1383 (Del. 1994),
   the court held that coercion existed where "the board or some other party takes actions which have the effect of causing the stockholders to vote in favor of the transaction for some reason other than the merits of that transaction."

{85} Fourth, the Court may also resort to prior decisions and marketplace statistics to provide help in its legal analysis of coercion./122/ The decisions in prior cases can be of some help but each is fact-specific./123/ Cross checks such as liquidated damages claims may also be useful./124/

{86} In the merger context, the court is looking to determine if the deal protection measures impermissibly penalize shareholders for voting against the deal. The courts also look to see what the bidder gave or the shareholders of the acquired company received for the deal protection measure./125/

                 3. Abrogation of Statutory and Fiduciary Duty

{87} The third basis for challenge to deal protection measures in the review process set forth above is a simple recognition of long held principles of corporate law. Under North Carolina law as under Delaware law, the authority to manage the business and affairs of the corporation is vested in the board of directors and that authority carries with it the statutory obligation to exercise the authority./126/

{88} A long line of Delaware cases dealing with various "rights plans" or "poison pills" has consistently held that the adoption of such defensive devices, while permissible as a general rule, could not relieve the directors of their fundamental duties to the corporation and its shareholders.

   Other jurisdictions agree./127/ In Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) the Court upheld the adoption or a rights plan but cautioned "ultimate response to an actual takeover bid must be judged by the Directors' actions at the time and nothing we say relieves them of their fundamental duties to the corporation and its shareholders."/128/ Ever inventive corporate advisors searched for defensive measures which would slow down hostile bidders. At each turn, the Delaware Courts have invalidated plans that purport to restrict a board's duty to fully protect the interests of the corporation and its shareholders./129/

{89}  In Quickturn, both the Chancery Court and the Supreme Court invalidated a
   "no hand" or "delayed redemption" provision in a rights plan which placed restrictions on a newly elected board's ability to redeem the existing rights plan for six months after taking office./130/ The Supreme Court elected to do so on the grounds that the delayed redemption provision violated fundamental Delaware law. It found that the provision impermissibly deprived any newly elected board of its statutory authority to manage the corporation and its concomitant fiduciary duty pursuant to that mandate./131/ The Supreme Court held:

          The Delayed Redemption Provision, however, would prevent a newly elected board of directors from completely discharging its fundamental management duties to the corporation and its stockholders for six months. While the Delayed Redemption Provision limits the board of directors' authority in only one respect, the suspension of the Rights Plan, it nonetheless restricts the board's power in an area of fundamental importance to the shareholders --negotiating a possible sale of the corporation." [emphasis added]/132/

   Quoting from Malone v. Brincat, 722 A.2d 5 (Del. 1998), the Court stated:
   "This Court has held 'to the extent that a contract, or a provision thereof, purports to require a board to act or not act in such a fashion as to limit the exercise of fiduciary duties, it is invalid and unenforceable."/133/

                                      IV.

{90} Having determined the review procedure that this Court believes will be applied in North Carolina in stock for stock merger transactions subject to shareholder vote, the Court next turns to a review of the facts and the deal protection measures in the merger agreement.

{91} Wachovia's Board of directors consists of two inside and thirteen outside directors. The outside directors include the presidents of two universities and top level executives of the following corporations: BellSouth, National Services Industries, Nucor Corp., Burlington Industries, Liberty Corporation, GlaxoSmithKline, Philip Morris Capital Corp., Time, Inc. Noland Company, Phoenix Home Life Mutual Insurance Co., and Inmar Enterprises.

{92} On a number of occasions prior to December 2000, SunTrust and Wachovia explored the possibility of entering into a business combination. In the fall of 1997, SunTrust and Wachovia conducted due diligence on each other in an effort to ascertain long-term benefits to their shareholders of a merger. A merger agreement did not result at that time. The rumors of a "coke and smoke" merger were fairly common and a Wachovia-SunTrust merger would not have surprised the industry.

{93}  In the fall of 2000, Wachovia retained the consulting firm of McKinsey &
   Co. to develop a strategic plan for the corporation. In October 2000 McKinsey & Co. presented its recommended strategy to the Board, which strategy the Board adopted on October 26, 2000. Part of the strategy called for Wachovia to become a "regional ruler" as opposed to a nationwide bank. However the Board also considered strategic combinations with other financial institutions: two of the institutions identified as potential merger partners included First Union and SunTrust. Essentially the Wachovia strategy was to grow independently unless the right merger presented itself.

{94} Since it was considering mergers with both First Union and SunTrust, Wachovia asked its financial advisor Credit Suisse First Boston ("CSFB") to prepare an analysis of those potential mergers. The analysis was presented to an executive committee, consisting of three independent directors and the CEO. There were pros and cons regarding both potential merger partners. During the fall, Mr. Baker began talks with both SunTrust and First Union. Neither potential merger partner knew that Wachovia was in talks with the other.

{95} Beginning in September and continuing in the fall of 2000, L.M. Baker, Jr., Wachovia's Chairman, President and Chief Executive Officer, and G. Kennedy Thompson, First Union's Chairman, President and Chief Executive Officer, held preliminary meetings and conversations to discuss generally the concept and structure of a possible combination of Wachovia and First Union. On October 14, 2000, officials at Wachovia and First Union met and engaged in further discussions regarding steps that would be involved in pursuing a merger-of-equals transaction. In December, Mr. Baker told Mr. Kennedy that he wanted to postpone any further discussions.

{96}  In October-November, 2000, Mr. Baker received a telephone call from L.
   Phillip Humann, Chairman, President and Chief Executive Officer of SunTrust. Mr. Humann requested that Mr. Baker meet with him to discuss the possibility of a merger between SunTrust and Wachovia. Mr. Baker agreed to meet with Mr. Humann on November 6, 2000.

97} On December 1, 2000, Messrs. Baker and Humann met again to discuss the structure of a possible merger and a process for proceeding to negotiate a transaction. The transaction contemplated at that point was a merger-of-equals transaction in which the combined company would retain the Wachovia name and Mr. Baker would act as Chief Executive Officer of that company for two years. On December 2, 2000, Mr. Truslow and Mr. Robinett, senior management officials at Wachovia, met with John Speigel, SunTrust's Executive Vice President and Chief Financial Officer, to formulate a schedule for the parties' due diligence reviews and a general timeline for the contemplated transaction, to discuss the engagement of financial advisors and to outline substantive business issues to be discussed at future meetings.

{98} On December 9, 2000, Wachovia and SunTrust signed a confidentiality agreement. In addition, on that date various senior executives of Wachovia and SunTrust, including Messrs. McCoy, Truslow and Speigel and Mr. Theodore Hoepner, Vice Chairman of SunTrust, together with representatives from Wachovia's financial advisor, Credit Suisse First Boston, and SunTrust's financial advisor, Morgan Stanley, met to discuss credit and financial due diligence issues, to engage in preliminary discussions relating to material terms of the transaction, including the basis for arriving at an exchange ratio, and to further discuss a potential timeline for arriving at a definitive agreement.

{99} The draft merger agreement provided that Mr. Baker would be Chairman, CEO and President of the combined entity. The parties also reached tentative agreement on the exchange ratio (1.03), the name of the merged entity (Wachovia), the composition of the new Board (50/50 Wachovia/SunTrust), and the location of the headquarters (Atlanta) among other factors. The proposed merger agreement had "deal protection" devices, including reciprocal options allowing SunTrust or Wachovia to purchase 19.9% of the other's stock in the event of a merger with a third party. There was no cap on that option at that time. The option could be triggered during the 18 months after the merger agreement was terminated. Negotiations were far enough along that both Boards scheduled meetings for December 15, 2000 at which a merger would have been approved.

{100} Simply stated, Wachovia management got cold feet about the merger. It is fair to say that they thought there were going to be integration problems and that the merger might not turn out to be a true merger of equals. The articulated concerns included a difference in approach to the wealth management business and general structure. Wachovia had a centralized line of business approach. SunTrust had a decentralized, geographic approach. Other problems surfaced in the area of technology. Wachovia said it was not able to investigate SunTrust's technology and thus could not judge its quality. Some Wachovia directors considered a strong technology program crucial. Wachovia's management also expressed concern about emerging negative trends in SunTrust's core earnings, limited potential for future growth and the effect of SunTrust's investment in Coca-Cola stock, among other factors. SunTrust management believed the problems had been addressed.

{101} On December 13, Wachovia's management team met with the Executive
   Committee, and recommended against the merger for structural issues. Management did not believe further negotiations would solve the issues. The Executive Committee agreed to end discussions. Mr. Baker called Mr. Humann on the morning of December 14 and cancelled further due diligence.

{102} In a telephone call with Wachovia's directors following that termination, Mr. Baker and other members of Wachovia's executive management briefed the directors on the results of these discussions with SunTrust (including the major structural transaction terms that had been under discussion) and the reasons for the termination of those discussions. There were no minutes taken of this conference call. Mr. Baker cancelled the Board meeting scheduled to take place the next day. The Wachovia directors were not shown the merger materials prepared by CSFB. SunTrust was not informed that it was no longer considered a potential merger partner.

{103} The Wachovia Board held a Board meeting on January 26, 2001. On January 25 there was a "working dinner" devoted to the progress on the strategic plan. This included further talks about the failed SunTrust discussions. Materials were presented to the directors. Management further elaborated on what had happened.

{104} During late 2000 and early 2001, Messrs. Baker and Thompson had further discussions regarding the concept and structure of a possible merger between First Union and Wachovia. On several occasions during March 2001, Messrs. Baker and Thompson held meetings and conversations to discuss a possible business combination.

{105} On April 8, preliminary credit due diligence began between Wachovia and First Union. On April 9, 2001, Messrs. Thompson and Baker authorized senior management and the heads of their major business lines to engage in more extensive due diligence and authorized their legal counsel and financial advisors to begin to negotiate the specific terms of a merger-of-equals transaction between the parties. On April 9, First Union and Wachovia signed a reciprocal confidentiality agreement and on April 10, the companies commenced extensive due diligence reviews of each other's operations. Representatives of First Union and Wachovia's financial advisors and legal counsel also began meetings and discussions on April 10. Negotiations of the specific terms of the transactions, including the exchange ratio, and the merger agreement, stock option agreements and other documents, occurred throughout the period from April 10 through April 15.

{106} First Union's Board met on April 12 to consider the proposal giving preliminary support for the proposed merger. Among the key terms in their proposal was an exchange rate of 1.9 First Union shares for each Wachovia share. For deal protection, they proposed several terms, including a termination fee of $375 million; a "no talk/no shop" covenant and a joint venture to which First Union and Wachovia would each contribute their "crown jewel" wealth and asset management businesses. If the deal was broken up by a successful competing bidder for

  Wachovia, First Union would gain control of these assets, which would then include the competing bidder's wealth and asset management businesses. When Wachovia's management and advisors told First Union that Wachovia's Board was unlikely to accept these terms, First Union proposed a form of blocking preferred stock as an alternative to the crown jewel joint venture. The deal protection measures also contained a non-termination provision. Wachovia objected to its inclusion.

{107} The Wachovia Board held a meeting on April 13 to begin deliberating the proposed business combination. Messrs. Baker and McCoy discussed the structure and terms of the merger as proposed to date, as well as the status of negotiations, the strategic reasons, potential benefits, possible risks and other matters relating to the proposed merger. A review of due diligence matters regarding First Union was presented to the Board, which included presentations by Messrs. McCoy, Robinett and Truslow, as well as the heads of Wachovia's technology, retail banking, corporate banking, asset management, legal and human resources areas. The individuals presenting the due diligence matters also responded to questions from the Board. CSFB discussed with the Board its financial analyses relating to the proposed First Union merger. Wachovia's general counsel, Kenneth McAllister and lawyers from the firm of Simpson Thatcher & Bartlett, discussed with the Wachovia Board its fiduciary duties and the terms of the proposed merger agreement as well as various proposed related agreements. Wachovia's legal and financial advisors also responded to questions from directors. Following these presentations, the Board discussed the proposed terms at length. Some Board members believed the exchange rate was too low. Other directors said that they wanted more protection for Wachovia's shareholders on their dividends. And the directors objected to the deal protection provisions proposed by First Union.

{108} At the conclusion of this meeting, Wachovia's Board authorized its senior management to continue negotiating the terms of the definitive merger agreement and related agreements, including reciprocal stock option agreements or similar deal protection measures proposed by First Union, for presentation to the Board for further consideration on April 15, 2001. On

  Saturday, April 14, 2001, Mr. Akerman called Mr. Baker and told him he could not support the merger unless the exchange ratio was improved.

{109} On April 14 and 15, the parties and their legal and financial advisors continued negotiating the terms of the merger agreement and related agreements, including the exchange ratio and various deal protection measures proposed by First Union. During this period Messrs. Thompson and Baker responded to questions and comments from individual members of their respective Boards and advised them on the status and progress of discussions between the representatives of the two companies. The negotiations were at arms-length and, at times tense.

{110} In response to Wachovia's rejection of First Union's deal protection measures, First Union proposed the possibility of a capless option. Wachovia insisted on a cap to the option and a fiduciary exception to the "no shop" covenant. Wachovia wanted the non-termination provision eliminated. First Union increased its proposed exchange ratio to 2 to 1 and agreed to issue a special $ 0.48 per share dividend. In addition, First Union agreed to provide Wachovia with its requested "fiduciary exception" to the no-shop covenant. These concessions, however, were contingent upon First Union receiving satisfactory deal protection. The parties agreed on reciprocal stock options. Each of the options is exercisable if the deal is broken up by a competing bidder and a merger with a third party occurs. The option is triggered by a takeover of the option issuer within 18 months after the merger agreement was terminated. The option has a double, not single, trigger.

{111} First Union also insisted that the options contain two provisions not found in prior deals: (1) a doubling provision in the standard substitute option provision, allowing the option holder to buy shares of the company that acquired the option issuer representing twice the value that otherwise could be purchased--but subject to the option profit cap, and (2) a provision permitting the options to be exercised for property with a fair market value equal to the exercise price. First Union also insisted on retaining the non-termination provision.

{112} Also on April 14, Mr. Baker and Mr. McCoy each received calls from their counterparts at SunTrust, Messrs. Humann and Spiegel, reporting that SunTrust had become aware of rumors that

  Wachovia was considering a merger with First Union. Messrs. Baker and McCoy were prohibited by the terms of the confidentiality agreement between First Union and Wachovia from disclosing, among other things, the existence of the First Union merger discussions to SunTrust and accordingly did not confirm the rumors. Messrs. Humann and Spiegel each indicated that SunTrust remained interested in discussing a potential business combination with Wachovia. Mr. Baker did not invite an offer.

{113} At First Union's Board meeting on April 15, the Board received a description of the final proposed terms of the merger agreement and related agreements. The Board unanimously adopted the merger agreement and the plan of merger, the stock option agreements, Mr. Baker's employment agreement and the amendments to First Union's articles of incorporation and by-laws and resolved to recommend that its shareholders vote to approve the plan of merger contained in the merger agreement.

{114} On April 15, the Wachovia Board reconvened by telephone. Management presented the new merger proposal, including the higher exchange ratio and the special dividend. The overall benefit to Wachovia's shareholders of these changes was over $750 million. CSFB advised the Board that in its opinion the exchange ratio was fair from a financial viewpoint to Wachovia's shareholders.

{115} The proposed deal protection measures were discussed. The legal and financial advisors described the options. The advisors then said it was not possible to tell exactly how much each option would cost if exercised, because that would fluctuate based upon share prices. But they could state categorically that the maximum profit could not exceed the $780 million cap.

{116} In exchange for the options First Union had agreed to give up on the crown jewel joint venture or the blocking preferred stock. First Union also had agreed to include a "fiduciary exception" provision allowing Wachovia's directors to negotiate with an offeror who made a superior offer before the shareholder vote. The non-termination clause remained.

{117} Mr. Baker and Mr. McCoy reported on their telephone calls from Mr. Humann and Mr. Spiegel. After the proposed merger discussions Morris Offit moved that the merger be approved.

  His motion was seconded. It passed unanimously. The Board, by the same unanimous vote resolved to recommend that its shareholders vote to approve the plan of merger contained in the merger agreement. The one Wachovia Director who was absent from this meeting later indicated his concurrence with the Board's actions and, at the May 22 meeting discussed below, voted to reaffirm the First Union merger agreement.

{118} First Union and Wachovia executed the merger agreement and stock option agreements in the evening of April 15 following completion of the meetings of the Boards of directors. Early the following morning, First Union and Wachovia issued a joint press release announcing the proposed First Union/Wachovia merger. The agreement is non terminable until January 16, 2002 whether or not the Wachovia shareholders vote in favor of the merger. The stock option agreement provides that if two triggering events occur, including a Wachovia merger with another partner, First Union has the right to buy Wachovia stock at a set price.

{119} On May 14, 2001, SunTrust publicly announced its unsolicited proposal to acquire Wachovia. At the same time, SunTrust sent a letter to the Wachovia Board concerning its proposal and announced that it would be soliciting proxies in opposition to the merger between First Union and Wachovia. SunTrust's hostile bid is subject to a number of conditions, including its satisfactory completion of due diligence. SunTrust has conceded that as part of its proposal, it is willing to pay the "in the money" value of the option, up to $780 million.

{120} On May 21, 2001, First Union's Board approved, and First Union subsequently proposed to Wachovia, an amendment to the merger agreement that would provide Wachovia shareholders with an option to receive, in addition to the First Union common stock: (1) a one-time cash payment of $0.48 per share of Wachovia common stock as had been previously agreed or (2) two DEPs for each share of Wachovia common stock.

{121} On May 22, 2001, the Wachovia Board met with its advisors to discuss and consider SunTrust's unsolicited proposal and the proposed change to the merger agreement. At that meeting Morris Offit criticized Wachovia's management and Mr. Baker in particular. He questioned whether Mr. Baker had told the directors all the facts about the discussions with

  SunTrust in December 2000. He also questioned whether proper procedures of corporate governance had been followed. The week before, Mr. Offit had been communicating with SunTrust. He called William Weiant, a managing Director at Morgan Stanley and the most senior member of the SunTrust advisory team. Thereafter, he spoke with Mr. Weiant and his colleague, Jonathan Pruzan.

{122} Other directors did not agree with Mr. Offit./134/ The Board voted to affirm the First Union merger and to reject the SunTrust offer with only Mr. Offit dissenting.

{123} First Union sued SunTrust in North Carolina state court for an order upholding the validity of the stock option agreements, among other things. On May 23, 2001, SunTrust filed a lawsuit in Georgia state court alleging that the stock option agreements between First Union and Wachovia contained certain excessive provisions, particularly in relation to the cap on the total profit that may be obtained upon exercise of the option. On that same day, Wachovia joined in the lawsuit brought by First Union.

{124} On May 29, 2001, First Union and Wachovia modified the option agreements in three ways. First, they explicitly reaffirmed that the option profit was capped at $780 million under all conditions. Second, they changed the payment provision to allow only cash or debt securities or preferred stock with a market value agreed upon by both parties' investment bankers. In doing so, they eliminated a substantial degree of uncertainty for the shareholders. Third, they made a technical correction to the formula for calculating the exercise price of a "substitute option." Because of changes in Wachovia's stock price, these provisions of the "substitute option" are now irrelevant.

{125} The Executive Committee of Wachovia's Board approved these changes on behalf of Wachovia. First Union's Board approved the changes on behalf of First Union.

{126} The First Union shareholders meeting will be held on July 31, 2001.
  Wachovia's shareholders will vote on August 3, 2001. A majority of the outstanding voting shares is required to approve the merger on behalf of Wachovia and First Union.

{127} On June 4, 2001, SunTrust proposed an amendment to Wachovia's by-laws that would permit holders of 10% or more of Wachovia's outstanding shares to require Wachovia to call a special shareholder meeting. SunTrust stated that, if Wachovia shareholders approve the by-law amendment and do not approve the merger with First Union at Wachovia's shareholders' meeting on August 3, 2001, and subsequently the Wachovia Board does not enter into merger discussions with SunTrust, SunTrust would seek to call a special meeting to increase the size of Wachovia's Board and elect directors who we expect would pursue a merger with SunTrust.

{128} First Union and Wachovia advocated with the North Carolina legislature for an amendment to the North Carolina Business Corporation Act that requires provisions relating to special meetings called by shareholders to be in a corporation's articles of incorporation and not the by- laws. Without the Board's prior approval, the shareholders cannot adopt amendments to a corporation's articles of incorporation. The amendment was approved by the North Carolina legislature and was signed into law on June 14. On June 15, Wachovia informed SunTrust that its proposed by-law amendment would be invalid.

{129} The SEC approved the proxy statements of Wachovia, First Union and SunTrust in the last week of June. They were mailed out to shareholders by the beginning of July. There is a vigorous and hotly contested proxy fight and public relations war ongoing, which insures that the shareholders will have full and complete information when they vote.

                                      V.

                                      A.

{130} Having reviewed the facts, the Court must apply the review process to them. The non-termination provision and option agreement will be analyzed separately. The review process begins with a determination of the Wachovia directors' compliance with their statutory duties under N.C.G.S. (S) 55-8-30. In summary, the statute requires the directors to make decisions in good faith and with the care an ordinarily prudent person would exercise under like circumstances. Subsection (d) makes it clear that the standard of care does not differ in change of control transactions, and by clear implication, mergers. The director must also act in a manner which she reasonably believes is in the best interests of the corporation. The statute expressly provides that directors may rely on advice from management, legal counsel, accountants, investment bankers and other professionals in exercising their statutory powers to manage the business of the corporation.

{131} Neither SunTrust nor the shareholder plaintiffs assert that the Wachovia directors were not acting in good faith or in the best interests of the corporation. Indeed, there is absolutely no evidence of that on the record. The attack is directed to the due care requirement, specifically the duty to be informed.

{132} Thus, as an initial review, the actions of the Wachovia board pass
  Chancellor Allen's footnote 56 test./135/ There is no evidence in this record that any of the thirteen outside independent directors had any personal interests or bias in favor of First Union or against SunTrust. Their selection of First Union as a merger partner was consistent with a thoroughly studied and well-conceived business strategy which had been approved by the directors well in advance of the merger decision. It was not reactive to any perceived threat and not intended to block SunTrust or any other suitor; rather, it was a proactive measure intended by the directors to enhance Wachovia's long-term value.

{133} The SunTrust attack on the duty of care exercised by the Wachovia board is aimed at two levels. On a broader view, SunTrust attempts to portray the Wachovia directors as mere lackeys of Mr. Baker, and, according to Mr. Offit, uniformed, subservient, dysfunctional, consistent in their ignorance, complacent, apathetic and of limited knowledge. Mr. Offit is entitled to his views and the Court does not question his sincerity in holding those views. On the other hand, the record in this case establishes that this was an informed, independent, fully functional, intelligent, engaged and knowledgeable board. Thirteen of the fifteen directors are independent. They include ten current or retired chief executive officers or presidents of major corporations, an Executive Vice President of Time, Inc. and two university presidents, one of whom had experience on other bank boards. They brought a wide range of experience and depth of knowledge to their positions. Several had extensive experience with mergers and acquisitions.

  They met regularly and insured that Wachovia had developed a long-term strategy for its business. The members of the Executive Committee were knowledgeable businessmen and fully competent to fulfill the duties assigned to them. The fact that an executive committee functioned as a liaison between management and the full board is not unusual or demonstrative of any lack of care on the part of the directors. It is in many respects standard operating procedure, given the burdensome duties currently imposed on directors of major corporations. Most of these directors held demanding fulltime positions of their own. From this record it is clear that SunTrust executives operated with just as much independence as Wachovia's management. Mr. Baker's discussions with SunTrust and First Union were not his independent decision. They were direct results of the strategic plan approved by the Wachovia board in October of 2000. SunTrust's broadside attack on the functionality of the Wachovia board is not supported by the record.

{134} On a narrower plane, SunTrust asserts that the directors were not sufficiently informed with respect to the deal protection measures in this transaction. This determination is governed by the statutory direction that directors act as an ordinarily prudent person under like circumstances. It does not require the directors to have professional expertise in law and accounting. In fact, the statute specifically authorizes directors to rely on other professionals for advice on those matters.

{135} The record in this case establishes that the Wachovia board met on April
  13, 2001 to consider the First Union merger proposal. Prior to this meeting two significant actions had occurred. First, the concept of a merger with First Union had been explored as a part of the board's overall strategic planning and had been identified as a transaction that might enhance shareholder value. Thus it came as no surprise that the board would be asked to consider a merger and the board started out with a knowledge base gained from its strategic planning. Second, the board had also considered a merger with SunTrust in connection with its strategic planning. It knew, from its meetings in January 2001 that the management of Wachovia had held extensive negotiations with SunTrust in December and that management had concluded that there were integration problems associated with a SunTrust transaction. While SunTrust does and has vigorously disagreed with Wachovia management's assessment of those fit and integration questions, the Wachovia board could and naturally would rely on the assessment of its own management on those issues unless they knew of some reason that reliance would be unreasonable. There is no evidence of any such reason in this record. There is no question that SunTrust was still interested in a merger and the Wachovia board was aware of that. There was no indication that SunTrust would make any hostile move toward Wachovia. All previous discussions had been on the basis of a friendly merger. Hostile takeovers are not common in the banking industry. Wachovia's deliberately adopted strategy called for it to remain independent unless an attractive merger with First Union or SunTrust presented itself. SunTrust was out of the picture from the board's perspective. Thus, on April 13 when the First Union merger came to the board for review and approval for submission to the shareholders, the board's attention was properly focused on the merger with First Union, not on putting the company up for bid, sale or auction. It was under no duty to structure its merger proposal with First Union to permit an interloping bid from SunTrust. To do so would have run directly counter to the business judgment it had made to merge with First Union or remain independent. Its obligation was to complete its business strategy and submit a proposal to its shareholders for a vote.

{136} It is clear that the Wachovia board did not simply adopt the proposal presented to it. It received full and complete reports and advice from investment bankers, lawyers, and management. It rejected the deal protection measures counsel had labeled "toxic" and instructed management to negotiate different and acceptable deal protection measures. It also required a better financial deal for Wachovia shareholders even though the transaction was characterized as a merger of equals. The Wachovia board was fully attentive to its duties at the April 13 meeting and each director present exercised the care of an ordinarily prudent person under like circumstances.

{137} When the Wachovia board reconvened on Sunday April 15 by telephone conference it was presented with a revised agreement that provided $750 million more in benefits to the Wachovia shareholders. Since it was Sunday, and it was a telephone conference, the directors did not have the written merger documents in front of them. They were told that the previous toxic deal protection devices had been replaced by a cross option agreement which contained a $780 million cap on the benefit First Union or Wachovia could obtain in the event the terms of the option agreement ever became operable. There is no doubt that each and every director understood that there was a possibility that activation of the option agreement could result in a $780 million dollar breakup fee being paid to one of the parties and that that breakup fee was an amount that a would-be interloper could have to absorb in order to break up the Wachovia/First Union merger. They were told it was a high number, but not preclusive or coercive. In addition, the directors were told that all the deal protective measures were lawful and not coercive. The directors' reliance on that advice was reasonable.

{138} The directors were also told that Mr. Baker and Mr. McCoy had received phone calls from SunTrust executives inquiring about the rumors that a First Union/Wachovia merger was being negotiated. No doubt the directors understood that SunTrust was still interested in a merger. That option had been explored. The directors were under no obligation to pursue a merger with SunTrust at that time. They had made a business judgment to merge with First Union.

{139} How then could an issue arise over the directors' duty of care? As only lawyers can do, the controversy arises out of the addition of the single word "twice" in one sentence of an obscure subparagraph in the option agreement dealing not with the options, but with "substitute options."

{140} Paragraph 8 of the Stock Option Agreement covers the "Substitute Option".
  Subparagraph 8(d) provides: "The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by twice the number of shares of Common Stock for which the
                      -----
  Option was exercisable immediately prior to the event described in the first sentence of Section 8(a)." The Court will attempt to simplify the legal terminology by example to demonstrate the impact of the insertion of the twice multiplier. Under the option agreement, if SunTrust were to acquire Wachovia in a merger, First Union would have the right (option) to buy a number of shares of Wachovia stock equal to 19.9 percent of Wachovia's outstanding common stock. The price is discounted so that First Union would make a profit when it exercised its option and sold the Wachovia shares after the merger. The total profit would equal the number of shares it purchased times the per share profit. The agreement caps that profit at $780 million and the directors understood that cap. If the price SunTrust offered was not high enough to reach the cap based upon the allowable number of option shares, First Union's profit (the breakup fee) would be less than $780 million. So far, the provisions are not novel. The option agreement went on to provide that instead of buying Wachovia shares, First Union could buy shares of the new merged company. That is not novel. The cap remains the same. The twist came when the word "twice" was inserted in the multiplier. Since its profit is decided on a per share basis, having a larger number of shares permitted First Union to get to the cap quicker. This provision is especially galling to SunTrust because First Union's merger counsel for this transaction was Wachovia's merger counsel in the negotiations with SunTrust in December 2000 and thus knowledgeable about the exchange ratio SunTrust was likely to offer if it tried to breakup the First Union/Wachovia merger. Inserting the "twice" multiplier pretty well assured that the cap would be reached and provided a substantial disincentive to SunTrust to interlope. Clearly Wachovia knew what the SunTrust exchange ratio was likely to be, and it knew, without help from First Union's counsel, what the effect of the multiplier would be. According to SunTrust, without the multiplier it would have to pay a $440 million breakup fee based on its current proposal. With the multiplier, the cap of $780 million applies. Wachovia and First Union agree that the cap has been reached.

{141} It is the presence of the multiplier that SunTrust contends (a) was unknown to the Wachovia directors and (b) causes the breakup fee to be preclusive and therefore coercive. SunTrust contends that if the directors did not know about the multiplier and its impact they breached their duty of care in approving the merger agreement. In order to establish this lack of knowledge, SunTrust elected to use its limited number of discovery depositions to depose the two university presidents and the Time executive vice president. None of those witnesses could articulate what the Court has just attempted. The record is unclear about how well the other more experienced directors understood the Option Agreement and the substitute options. It does not matter. The directors understood that they were imposing a potential $780 million breakup fee. They knew the bottom line, if they did not know how it would be reached. To impose upon them the requirement that they understand every word of a complex legal document that has taken this Court at least two weeks to understand is to impose a far greater duty than "an ordinarily prudent person under like circumstances." They properly relied on their advisors and they understood and made the key decision with sufficient knowledge and understanding. They cannot be expected to know all the legal, accounting and other details of a complex merger transaction. The Court thus concludes that the Wachovia directors have complied with their duty of care. Here, the Wachovia board knew the deal protection measures were on the high side. They had been negotiated down, and the Wachovia shareholder financial benefits significantly improved. The merger was one of two the board had identified as value-enhancing to its long term strategy. It had studied other strategic merger possibilities and determined this was the best. The board negotiated to minimize the restrictions on its flexibility. It got a fiduciary out but was unable to get the non-termination clause removed. No gimlet eye is warranted./136/

{142} That moves the review process to a determination of whether SunTrust has overcome the presumption that the provisions are not coercive by clear and convincing evidence. SunTrust asks the court to find the Option Agreement provisions in this transaction coercive on two grounds. First, it asserts that the $780 million dollar break-up fee is unreasonable and so high as to be coercive. Second, it asserts that the substitute option provisions also permit First Union to purchase an unreasonable amount of SunTrust stock, in effect giving a significant competitor a 16-17 percent minority ownership in SunTrust. It asserts that this provision is preclusive and coercive. Each position will be considered separately.

{143} The Wachovia directors were informed that the breakup fee of $780 million was "on the high side" of comparable transactions in the banking industry. The breakup fee represented just under 6 percent of the deal value. More accurately, it was in all likelihood a new high for cases with a cap. Both parties have cited cases to the court dealing with percentages applied to breakup fees. Wachovia and First Union argue persuasively that many bank deals have been done with cross options of 19.9 percent, which were uncapped. Those transactions were done at a time when pooling of interests was a significant factor in transactions and the use of cross options prevented an interloping acquiror from using pooling. Thus, they argue, those deal protection measures were even more preclusive than the monetary breakup fee involved here. Indeed, SunTrust used similar uncapped cross option provisions in some of its acquisitions. The use of a deal percentage then is educational, but not compelling.

{144} Both sides proffered affidavits with opinions from experts containing conclusions that the transaction is or is not coercive to shareholders. Neither opinion was based upon any accepted methodology or relevant study. It was the expert's opinion, nothing more or less. Both experts were affiliated with companies working on one side of the transaction. Except where they provided actual fact as opposed to opinion, the affidavits were not particularly persuasive or helpful.

{145} Rather than look at other cases decided on different facts, or other deals under different circumstances, the Court has looked at what is actually happening to determine if the shareholder vote will be coerced in any impermissible way. Three facts stand out. First, the price of Wachovia stock persistently traded at a level higher than the value of the First Union deal after the deal was announced. The market obviously did not believe other offers were precluded.

{146} Second, and more importantly, SunTrust has stated in the press and in its Proxy Statement that it was prepared to pay the full $780 million breakup fee and still offer Wachovia shareholders a superior transaction. SunTrust has conditioned that offer on the substitute option provision giving First Union the right to buy its shares being invalidated or waived. SunTrust has even said that if the twice multiplier were removed, it would pay the difference between $780 million and the then reduced breakup fee to Wachovia shareholders. While stating that it will not increase its offer, SunTrust has told its shareholders that even under the circumstances just described, the transaction is attractive for SunTrust. It would be difficult to find under those circumstances that the $780 million dollar breakup fee was either preclusive or coercive.

{147} Third, there is no downside for Wachovia shareholders if the merger is defeated. Wachovia has a well-developed plan for independent growth. It was committed to that plan before the merger and has been successful. It could easily wait for the 18-month option period to expire before considering any other merger. Because of its success there is no reason why its shareholders would be concerned about its remaining independent for a relatively short period of time. If it waits out the option period, it does not even pay a termination fee. In that sense, the use of options as a deal protection device was not a bad situation for Wachovia shareholders. This is not a situation where the Wachovia shareholders are faced with some catastrophic consequence if they vote against the merger.

{148} Finally, SunTrust argues that the twice multiplier permitting First Union to purchase up to 17 percent of its post merger stock is a deal breaker for it or any other bank. Here the parties seem to be going in circles. SunTrust argues that First Union must be serious because it says it assigned part of its option to First Union Bank in order to have financing to exercise the option. Perhaps not coincidentally, the assignment to First Union Bank destroyed diversity of citizenship, thus prohibiting SunTrust from removing this case to federal court. SunTrust and First Union had raced to their state courthouses, and First Union won. First Union and Wachovia now argue that it is unreasonable to believe that First Union would borrow billions of dollars to acquire and hold a minority interest in SunTrust. It is also clear that such a transaction would require regulatory approval, a matter that is not at all certain. SunTrust agrees. In its Proxy Statement to Wachovia shareholders it surmises that if the merger is voted down, First Union will have every incentive to deal with SunTrust and cash out its option. In a sense then, the size of the breakup fee becomes a real incentive for First Union to do just that. Even if shareholders understand this issue, it is highly unlikely that it would have any impact on their vote.

{149} SunTrust has told the Wachovia shareholders they have options. Those options are, of course, subject to Wachovia's board deciding to submit such a proposal to the shareholders.

{150} Lastly, the court notes that almost all of the discussion of preclusion and coercion has revolved around SunTrust. Admittedly, it is the natural suitor. However, this industry is in flux. There is no evidence of how theses deal protection measures would affect a larger bank or some other kind of financial institution. There is no evidence that these deal protection measures would have any impact on a potential purchaser other than SunTrust.

{151} For the foregoing reasons, the Court concludes that SunTrust has failed to carry its burden of proof to establish by clear and convincing evidence that the deal protection measures in this transaction are actionably coercive. They do not force management's preferred alternative upon the shareholders. There is no preordained result or any structural or situational coercion. Wachovia shareholders can vote their economic interests. The Court is convinced that those shareholders have an unfettered, fully informed opportunity to exercise their right to approve or disapprove of the merger the board has proposed to them, and that is the market test our system prefers.

                                      B.

{152} The existence of the non-termination clause in this case demonstrates why a simple application of the business judgment rule fails to afford protection to shareholders. Here, the Court has found that the Wachovia board acted in good faith, on an informed basis and in the best interests of the corporation in entering into the merger agreement with the non-termination clause included. The directors had good advisors and they properly relied upon them. If the business judgment rule were the sole determinant or review process, the non-termination clause would not be subject to further review. With the review process adopted by the Court, the non-termination clause gets reviewed for the specific reason that good public policy requires -- directors must fulfill their fundamental statutory obligations and shareholders should have an uncoerced vote.

{153} The business judgment rule applied in the enterprise transaction lets some legal rights go unredressed for the sake of the efficiency of the system. When the legal rights are statutory shareholder rights, "sacred space,"/137/ the review process should not permit these legal rights to go unredressed. It destroys the balance in the system. The simple application of the business judgment rule without further review does not serve the needs of the system in ownership issue cases.

{154} For over a decade, corporate counselors have searched creatively for procedures which could delay, impede or discourage shareholder action unfavorable to incumbent boards. The Court is not being critical. They are representing their clients. The Delaware courts have been consistent in rejecting those creative ideas in each case in which they resulted in the abrogation of a director's exercise of her statutory duties.

{155} To the lexicon of poison pills, dead hands, no hands and slow hands, we must now add numb hands. The contractual provision in this merger agreement that extends the life of the agreement five months beyond a shareholder vote disapproving the merger is invalid. It is an impermissible abrogation of the duties of the Wachovia directors and an actionably coercive condition impeding the free exercise of the Wachovia shareholder's right to vote on the merger.

{156} By contract, the directors have limited their ability to perform their fiduciary duties in a way which would be prohibited if done in a by-law. It is the equivalent of a contractual Quickturn.

{157} The analogy to Quickturn is clear. In this case, if there had been a proxy fight over seats on the Wachovia Board at the same time the merger proposal was submitted, and SunTrust had elected a majority of directors, those new directors would have been contractually hobbled in the same way that the Quickturn directors were restricted by virtue of the by-law provision in that case. If the Wachovia shareholders vote against the merger, this board has impermissibly tied its hands and cannot do the very thing the Delaware Supreme Court found to be of fundamental importance to the shareholders --"negotiating a possible sale of the corporation."/138/ The fact that directors can exercise their fiduciary duty by breaching the contract does not solve the problem. Directors should not enter into a contract that they know their fiduciary duty could cause them to breach.

{158} It makes little difference that the directors here could talk to suitors.
  They could not consummate a transaction, and it is extremely unlikely that any suitor would negotiate an agreement that could not even be signed for months. The Wachovia--First Union merger was put together in a matter of weeks.

{159} Non-termination contractual provisions are the proverbial camel's nose under the tent in the effort to delay action after an adverse shareholder vote. Our system gives the board broad authority to act. Concomitantly, it requires the board to fulfill those duties. Every effort to prevent or excuse directors from performing their statutory duties has been rebuffed by the courts. This court is not aware of any judicial blessing of non-termination clauses similar to this one.

{160} Wachovia and First Union may still negotiate a new proposal even if this provision is stricken. In the absence of the provision, directors are not prevented from fulfilling their fiduciary duty if another offer is made after a negative vote. Nor will the directors be required to breach a contract to fulfill their fiduciary duty.

{161} Such cryonic provisions may also be coercive. This non-termination provision creates uncertainty for Wachovia shareholders. They can either vote for the merger or run the risk that something will happen in the ensuing five months that will be disadvantageous in light of the directors' inability to respond to any offers. Anytime an investor's choice is unnecessarily clouded by uncertainty, there is a degree of coercion. Investors rightfully abhor uncertainty. By contractually limiting their ability to act, the directors have created uncertainty. It unnecessarily extends the time of the option granted to First Union in the event the Wachovia shareholders vote against the merger. The tail becomes 23 rather than 18 months. The longer the option is effective, the more likely shareholders are to vote for the bird in the hand.

{162} This provision must also be considered in light of the inability of other suitors to get any proposal before the board. The Wachovia board is staggered, making a proxy fight to change the composition of the board unlikely. When the legislature amended N.C.G.S. 55-7-02(a), it eliminated the possibility that a potential suitor could use a by-law change to get its proposal before the shareholders. The Court notes that this situation does not differ appreciably from that of suitors of SunTrust, since the SunTrust by-laws require a vote of 75 percent or more of the shareholders to amend the by-laws. What is important is the circumstance in which the cryonic clause operates. Here, shareholders must vote knowing that this may be the only opportunity they will have to sell for five months. That is coercive.

{163} Finally, the court has considered the balance of hardship in invalidating this provision. There appears to be little, if any, harm done to Wachovia or First Union. This is not a provision that affects the value or structure of the transaction upon which will be voted. They may still negotiate and submit another proposal to the shareholders. This court has indicated that so long as they comply with the statutory standard of care, the strategic business decisions are for the board, not the shareholders. If there is some glitch in the voting, they control that situation. Applying the standards enunciated in Ace, both parties knew the non-termination provision was questionable. Wachovia tried to get it removed. The transaction is still pending. The policy concerns are especially significant, and the parties' reliance on the existence of this provision does not merit protection. On the other hand, the shareholders have the benefit of knowing their directors' hands are not tied and that they are in a position to fully perform their statutory duties.

                                  Conclusion

{164} The review process employed herein is designed to provide directors with the power required to make strategic decisions about business combinations while preserving the shareholder's right to a free and uncoerced exercise of his right to accept or reject the board's proposal. Balancing the two is not easy. Flexibility is required.

{165} In this case, the Court is convinced that after a vigorous proxy fight the shareholders of Wachovia can make an uncoerced, fully informed decision about whether or not they wish to approve the merger with First Union. The directors of Wachovia will be in a position to exercise their fiduciary duties regardless of the outcome.

{166} It is therefore ORDERED:

          1. The non-termination clause in the merger agreement between First Union Corporation and Wachovia Corporation is invalid and unenforceable.

          2. The requests of SunTrust Banks, Inc. and the respective shareholder plaintiffs for injunctive relief is denied.

  This the 20th day of July, 2001.

                                                ______________________________
                                                The Honorable Ben F. Tennille
                                                Special Superior Court Judge
                                                  for Complex Business Cases

______________________________

/1/ See Leo E. Strine, Jr., Categorical Confusion: Deal Protection Measures in Stock-for-Stock Merger Agreements, 56 Bus. Law. 919 (May 2001) [hereinafter Strine, supra note 1]. See also authorities cited at note 101 infra.
/2/ Although the result reached by the Delaware Supreme Court in Quickturn was identical to that of the Chancery Court in Mentor Graphics Corp. v. Quickturn Design Sys., 728 A.2d 25 (Del. Ch. 1998), the Supreme Court declined to decide the issues on a fiduciary duty basis, relying instead on statutory interpretation. See also, Brazen v. Bell Atl. Corp., 695 A.2d 43 (Del. 1997), in which the Delaware Supreme Court chose to rely on a liquidated damages analysis rather than use the fiduciary duty analysis applied by the Chancery Court. While both of the outcomes can be explained on the basis of the facts of each case, the fact that the Supreme Court declined to adopt the standard of review of fiduciary conduct employed by the Chancery Court may signal a level of discomfort with the problems associated with the expanding number of standards of review under Delaware law and a search for directions to businesses and their advisers that are more predictable than those derived from ex post review of director conduct under a fiduciary duty standard. The case specific approach in Quickturn and Brazen also has the effect of dissuading deal advisors from trying to shoehorn a transaction into a particular category in order to get the benefit of an outcome determinative standard of review. See Strine, supra note 1, at 932-35.
/3/ In 1993, the North Carolina legislature amended N.C.G.S. (s) 55-8 30(d) to add the language "[t]he duties of a director weighing a change of control situation shall not be any different, nor the standard of care any higher, than otherwise provided in this section."
/4/ See Ronald H. Coase, The Nature of the Firm, 4 Economica 386 (1937).
/5/ Hereinafter Cardozo L. Rev., supra note 5.
/6/ As Chancellor Allen so sagely pointed out and this opinion demonstrates, in America we have not fully resolved that question. Perhaps that is not necessary.
/7/ The foremost American thinkers on this issue are biographed in Andrea Gabor, The Capitalist Philosophers: The Geniuses of Modern Business (Crown Publishing Group 2000 ).
/8/ Mark J. Roe, Strong Managers, Weak Owners: The Political Roots of American Corporate Finance (Princeton University Press 1996) at 22. [hereinafter Roe, supra note 8].
/9/ The most exhaustive and current analysis of corporate governance in these competing systems is found in Comparative Corporate Governance: The State of the Art and Emerging Research. Klaus J. Hopt, et al., ed. (Oxford University Press
1998). The book contains William T. Allen's essay "The Corporate Director's Fiduciary Duty of Care and the Business Judgment Rule Under U.S. Corporate Law" [hereinafter Allen, supra note 9]. From a structural standpoint, the most significant difference is in the characteristics of stockholders and dispersion of stock ownership. In the American structure, the dispersion of ownership is far greater and less centralized than in the other two. In Europe and Japan stock ownership is characterized by the presence of equity investors who either have sufficiently large investments or other powers which provide them effective access to information and to the corporate governance machinery that designates senior management. See Allen, supra note 9 at 308 for a concise explanation of the ramifications of the absence of ownership power in the American system.
/10/ In 1992, respected author Lester Thurow boldly predicted that the European system would ultimately prevail. See Lester Thurow, Head to Head: The Coming Economic Battle Among Japan, Europe, and America (Warner Books 1992), 258. It is worthy of note that at the same time this case is pending before the court and takeover jurisprudence is being reevaluated in Delaware, the European Parliament rejected a groundbreaking measure that would have forced the management of European companies to consult with shareholders about takeover bids. The measure was touted as a means to help consolidate Europe?s fragmented industrial base and its defeat viewed by some as making Europe a less attractive place to invest. The defeat was attributed to Germany and other countries that have state- owned businesses. See "European Parliament Rejects Measure to Ease Takeovers," New York Times (July 5, 2001). Not surprisingly, the divergence in European and American takeover jurisprudence is either reflective of or reflected in a dramatically different approach to competition as reflected in enforcement of the antitrust laws. The recent dispute between United States and European antitrust regulatory agencies over the merger of General Electric and Honeywell is indicative of that difference. European ownership, corporate governance and antitrust policies are all in harmony.
/11/ Roe, supra note 8.
/12/ See E. Norman Veasey, The Defining Tension in Corporate Governance in America, 52 Bus. Law 393 (1997).

________________________________________________________________________________
/13/ Robert Thompson, Preemption and Federalism in Corporate Governance:
Protecting Shareholder Rights to Vote, Sell and Sue, 62 Law & Contemp. Prob. 213
(1999). These rights were also fully explored by Robert Thompson and Gordon Smith in a presentation at the Michigan Law School in 2001 entitled "Toward a New Theory of the Shareholder Role." That presentation has formed the basis of an article which will appear this fall in the Texas Law Review [hereinafter Thompson Manuscript].
/14/ Blasius , 564 A.2d 651, 659 (Del. Ch. 1988).
/15/ Strine, supra note 1, at 926 n.24.
/16/ Allen, supra note 9, at 313.
/17/ "Thus for most of the last century, it was the third area of shareholder rights - suing - that provided the greatest check on centralized board power." Thompson Manuscript at 22. This right to sue is the fundamental reason the Court recognized the right of SunTrust and the plaintiff shareholders to sue directly to contest the validity of the deal protection measures. As former Chancellor Allen has noted, the right to sue to enforce a fiduciary duty can protect the right to vote against those who would manipulate it. Allen, supra note 9, at 313.
/18/ See generally, Melvin A. Eisenberg, The Divergence of Standards of Conduct and Standards of Review in Corporate Law, 62 Fordham L. Rev. 437 (1993) [hereinafter Eisenberg, supra note 18].
/19/ See generally, E. Norman Veasey, Seeking a Safe Harbor from Judicial Scrutiny of Directors' Business Decisions, 37 Bus. Law 1247 (1982).
/20/ Peter M. Senge, The Fifth Discipline, (Doubleday 1990) at 157.
/21/ Revlon v. McAndrews & Forbes, 506 A.2d 173 (Del. 1985).
/22/ "In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors." 805 ILCS 5/8.85 (2000).
/23/ See paragraph, infra. 69.
/24/ Various federal agencies such as the Securities and Exchange Commission and the IRS can have an impact on governance issues. Usually, federal agencies intervene in the governance structure to express some societal interest. However, the federal government has basically left development of corporate governance systems to the states.
/25/ In some instances we can resolve the tension between shareholders and directors by statute. Our dissent and appraisal statute is a good example. See N.C.G.S. (S)55-13-01 et seq.
/26/ See Allen, supra note 9.
/27/ Eisenberg, supra note 18, at 437-8 (emphasis in the original).
/28/ Id. at 444; See also Allen, supra note 9.
/29/ See, Gagliardi v. TriFoods Int'l, Inc., 683 A.2d 1049, 1052 (Del Ch. 1996):
Allen, supra note 10, at 319-20; Eisenberg, supra note 18, at 444.
/30/ Allen, supra note 9, at 312.
/31/ The duty of care was not prominent before the mid-1980's. See Allen, supra note 10, at 322.
/32/ Thompson and Smith have also noted: "As the market for shares has evolved to provide opportunities for sales in collective transactions, the selling function's role in corporate governance has grown." Thompson Manuscript at 58. /33/ Former Chancellor Allen has correctly described these changes as tectonic. /34/ 8 Del. Code Ann. Tit. 8 (S) 102(b)(7) (amended 1986).
/35/ William B. Chandler, III, Opening Remarks to Twelfth Annual Tulane Corporate Law Institute, New Orleans, LO, March 9, 2000.
/36/ Allen supra note 9, at 325, footnote 56.
/37/ Smith v. Van Gorkom, 488 A.2d 858 (Del. 1985).
/38/ Id. at 871.
/39/ Id. at 875.
/40/ 8 Del. Code Ann. tit. 8 (S) 102(b)(7) (amended 1986). North Carolina followed suit.
/41/ Unitrin, Inc. v. American General Corp., 651 A.2d 1361 (Del. 1995).
/42/ Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 955-56 (Del. 1985
/43/ 651 A.2d at 1367.
/44/ 493 A.2d at 958.
/45/ See Revlon, Inc. v. MacAndrews & Forbes, 506 A.2d 173 (Del. 1986).
/46/ Id. at 177-179.

________________________________________________________________________________
/47/ Id.
/48/ Id.
/49/ Id. at 181.
/50/ See Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988). /51/ Id. at 654-55.
/52/ Id. at 653.
/53/ Id. at 656.
/54/ Id. at 658.
/55/ Id. at 659.
/56/ Id. 659-60.
/57/ Id. at 661-62.
/58/ Paramount Communications, Inc. v. Time, Inc., 571 A.2d 1140 (Del. 1990). /59/ Id. at 1146.
/60/ Id. at 1147.
/61/ Id. at 1147-48.
/62/ Id. at 1146.
/63/ Id. at 1149.
/64/ Id. at 1150-51.
/65/ 634 A.2d 345, 350 (Del. 1993).
/66/ Id. at 366.
/67/ Id. at 351.
/68/ Id.
/69/ Id. at 371.
/70/ Paramount Communications v. QVC Network, Inc., 637 A.2d 34 (Del. 1994). /71/ Id. at 43.
/72/ Id. at 39.
/73/ Id. at 46-47
/74/ Id. at 45.
/75/ Id. at 44.
/76/ Id. at 45.
/77/ Id. at 40.
/78/ Id. at 48.
/79/ Id. at 48, 51.
/80/ Ace Ltd v. Capital Re Corp., 747 A.2d 95, 98 (Del Ch.1999).
/81/ Id. at 100.
/82/ Id.
/83/ Id. at 96.
/84/ Id. at 103.
/85/ Id. at 106.
/86/ Id. at 105-06.
/87/ Id.
/88/ Brazen v. Bell Atlantic Corp., 695 A.2d 43, 46 (Del. 1997)
/89/ Id.
/90/ Id. at 47.
/91/ Id.
/92/ Id.
/93/ 1999 WL 1054255 (Del. Ch. 1999).
/94/ Id. at *1.
/95/ Id. at *2.
/96/ Id.
/97/ In re IXC Communications, Inc., 1999 Del. Ch. LEXIS 210.
/98/ Id. at *7.
/99/ Id. at *29.
/100/ Id. at *2-3.

________________________________________________________________________________
/101/ Strine, supra note 1; Thompson Manuscript; Gregory V. Varallo & Srinivas
M. Raju, A Process Based Model for Analyzing Deal Protection Measures, 55 Bus. Law. 1609 (2000); Mark Lebovitch & Peter B. Morrison, Calling a Duck a Duck:
Determining the Validity of Deal Protection Provisions in Merger of Equals Transactions, 2001 Colum. Bus. L. Rev. 1; William T. Allen, Understanding Fiduciary Outs: The What and the Why of an Anomalous Concept, 55 Bus. Law. 653
(2000); Paul L. Regan, Great Expectations? A Contract Law Analysis for Preclusive Corporate Lock-ups, 21 Cardozo L. Rev. 1 (1999); Karen L. Valihura & Leonard P. Stark, Fiduciary Duties Derailed? Appropriation of Directors" Duties in the Battle for Control of Conrail, 24 Iowa J. Corp. L. 29 (1998); E. Norman Veasey, The Defining Tension in Corporate Governance in America, 52 Bus. Law. 393 (1997); Melissa M. Kurp, Corporate Takeover Defenses After QVC: Can Target Boards Prevent Hostile Tender Offers Without Breaching Their Fiduciary Duties, 26 Loy. U. Chi. L.J. 29 (1994); Eisenberg, supra note 18; Cardozo L. Rev., supra note 5; Alan R. Palmiter, Reshaping the Corporate Fiduciary Model: A Director"s Duty of Independence, 67 Tex. L. Rev. 1351 (1989). The conclusions drawn below are not original to this Court. They are drawn from the material cited above and credit belongs to the authors of those articles. In particular, the presentation made to the Delaware Bar in 2001 at the Widener Law School by former Chancellor Allen and Vice Chancellors Strine and Jacobs, the text of which they shared with this Court, raises most of these issues and contains many of the suggestions for improvement.
/102/ See Strine, supra note 1.
/103/ See Smith v. Van Gorkom, 488 A.2d 858 (1982); Cede, 634 A.2d 345 (1993).
/104/ One has only to look at the tortuous path Vice Chancellor Strine had to follow in In Re Gaylord Container Corporation Shareholder Litigation , 753 A.2d 462 (Del. Ch. 2000) to see the complexity that has been created in the review process.
/105/ See Allen, supra note 9, footnote 56.
/106/ These ideas can be gleaned from the Widener Law School presentation by former Chancellor Allen, Vice Chancellor Jacobs and Vice Chancellor Strine, supra note 101.
/107/ There is one guidepost that is not likely to change. If the action of the fiduciary does not pass Chancellor Allen"s Footnote 56 test, the courts are likely to use their powers to intervene in the process.
/108/ See Veasey, supra note 19.
/109/ See Strine, supra note 1.
/110/ See Strine, supra note 1, at 942.
/111/ North Carolina General Statute 55-8-30 provides that "[a] director is not liable for any action taken as a director, or any failure to take any action, if he performed the duties .... "[i]n good faith; (2) [w]ith the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) [i]n a manner he reasonably believes to be in the best interests of the corporation." N.C.G.S. (S) 55-8-30 (a), (d) (1990) (amended
1993). Additionally the statute states that "[t]he duties of a director weighing a change of control situation shall not be any different, nor the standard of care any higher, than otherwise provided in this section." N.C.G.S. (S) 55-8-30
(d) (1990) (amended 1993). This statute embodies but does not abrogate the common law of the business judgment rule. See State ex rel. Long v. ILA Corp., 132 N.C. App. 587, 601, 513 S.E.2d 812, 821 (1999).
/112/ Neither, the wisdom of that decision nor the legal and economic debate over the nature of the corporation are within the purview of this opinion. That North Carolina would adopt this social entity concept is not surprising. The state"s economic roots are sunk deep in the soil of textile, furniture and tobacco companies that were historically run like families. See, Jacquelyn D. Hall, et al., Like a Family, (University of North Carolina Press 1987) for a complete explanation of this characteristic of southern culture. See also, Meiselman v. Meiselman, 309 N.C. 279, 307 S.e.2d 551 (1983) and its progeny which evidence the same family concept in the treatment of nonpublic companies. The court only notes in passing that in the competition among states for corporate charters, owners (primarily institutional investors) will prefer that the companies they own be incorporated in the states where shareholder rights are vigorously protected. Delaware, home to a majority of the major corporations (owned by institutional investors) has satisfied that preference for decades. /113/ Gregory V. Varallo & Srinivas M. Raju, A Process Based Model for Analyzing Deal Protection Measures, 55 Bus. Law. 1609 (2000).
/114/ See Strine, supra note 1 at 940-41.
/115/ See Strine, supra note 1.
/116/ See Varallo, supra note 111.
/117/ Current deal-jumping activity is cataloged by Robert E. Spratt and Kirk J. Kaludis in "The Four Ring Circus - Round Three: A Further Updated View of the Mating Dance Among Anounced Merger Partners and an Unsolicited Second or Third Bidder," Twelfth Tulane Corporate Law Institute (March 2001).

--------------------------------------------------------------------------------
/118/ IXC, 1999 Del Ch. Lexis at *2
/119/ In Re Gaylord Container Corporation Shareholder Litigation, 753 A.2d 462, 481 (Del Ch. 2000).
/120/ Id. at 444.
/121/ See Brazen v. Bell Atl. Corp.,, 695 A.2d at 50.
/122/ See In Re Gaylord Container Corporation Shareholder Litigation, 753 A.2d 462 (Del. Ch. 2000).
/123/ Id.
/124/ See Brazen v. Bell Atl. Corp.,, 695 A.2d 43 (Del. 1997).
/125/ See Mills Acquisition Co. v. McMillan, Inc., 559 A2d 1261, 1286 (Del.
1989).
/126/ See N.C.G.S. (S) 55-8-01(b).
/127/ See, e.g., Bank of New York Co., Inc. v. Irving Bank Corp., 528 N.Y.S. 2d 428 (N.Y. Sup 1988).
/128/ Moran v. Household International, Inc., 500 A.2d 1346, 1357 (Del. 1985). /129/ See Paramount Communications v. QVC Network, Inc., 637 A.2d 34 (Del.
1994).
/130/ See Mentor Graphics Corp. v. Quickturn Design Sys., 721 A.2d 1281 (Del.
1998).
/131/ Id. at 1291.
/132/ Id. 1291-1292.
/133/ Id. at 1292; See also Carmody v. Toll Brothers, Inc., 723 A.2d 1180 (Del. Ch. 1998).
/134/ The Court notes that Mr. Offit has admittedly clashed with Wachovia management following the acquisition of Offit Bank by Wachovia. Mr. Offit was also aware following the April 15, 2001 meeting that he would not be asked to be a member of the merged board of directors. (Offit Tr. 256-258).
/135/ See Allen, supra note 9, footnote 56.
/136/ Strine, supra note 1, at 941.
/137/ Thompson and Smith define "sacred space" as "an area within which shareholders can vote or sell their shares without interference from incumbent managers." Thompson Manuscript at 52.
/138/ See  Mentor Graphics Corp. v. Quickturn Design Sys., 721 A.2d at 1291-92.